UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 AMENDMENT NO. 2

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):         OCTOBER 29, 2004
                                                 -------------------------------

                           DYADIC INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)

          DELAWARE                       333-102629             45-0486747
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(State or other jurisdiction             (Commission           (IRS Employer
      of incorporation)                  File Number)        Identification No.)


            140 INTRACOASTAL POINTE DRIVE, SUITE 404
                        JUPITER, FLORIDA                           33477
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            (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:            (561) 743-8333
                                                   -----------------------------

             CCP WORLDWIDE, INC., 6040-A SIX FORKS ROAD, SUITE 179,
                          RALEIGH, NORTH CAROLINA 27609
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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

         This Amendment No. 2 to Form 8-K/A Current Report is filed primarily to file historical annual audited and interim unaudited financial statements of Dyadic International, Inc. and related pro forma financial statements that were not filed with the original Form 8-K dated October 29, 2004, filed on November 4, 2004. This Amendment No. 2 to Form 8-K/A Current Report also supplements the information previously disclosed in "Item 2.01 Completion of Acquisition or Disposition of Assets" to add new discussion under the caption "Management's Discussion and Analysis or Plan of Operation" and to supplement the discussion under the existing caption "Cautionary Statements," under that Item.

SECTION 2 - FINANCIAL INFORMATION

         ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

         The following supplementary discussion is added to this Item 2.01.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         You should read the following description of our financial condition and results of operations in conjunction with the consolidated financial statements and accompanying notes included in this report beginning on page F-1. All dollar amounts presented in this section have been rounded to thousands, except per share amounts.

         Some of the statements contained within this section constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those described under "Cautionary Statements" included in our Current Report on Form 8-K dated October 29, 2004, and elsewhere in this Current Report on Form 8-K/A. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Current Report on Form 8-K/A.

OVERVIEW

Merger

         On September 29, 2004, Dyadic International, Inc., or Dyadic, formerly known as CCP Worldwide, Inc., a newly created, wholly owned subsidiary of ours and Dyadic International (USA), Inc., or Dyadic-Florida, a Florida corporation formerly known as Dyadic International, Inc., entered into a merger agreement, or the Merger Agreement. On October 29, 2004, our newly created, wholly owned subsidiary was merged with and into Dyadic-Florida, with Dyadic-Florida becoming a wholly owned subsidiary of Dyadic (the Merger).

         All references to "Dyadic," "we," "us," "our," or the "Company" mean Dyadic-Florida prior to the merger, and Dyadic, as successor to the business of Dyadic-Florida, after giving effect to the merger.

         In connection with the merger, Dyadic disposed of its packaging business in a sale of all of the shares of the Dyadic subsidiary engaged in those operations to its founder, all of the officers and directors of Dyadic resigned from their positions and were replaced with Dyadic-Florida's officers and directors, and Dyadic succeeded to the business of Dyadic-Florida. For accounting purposes, the merger was accounted for in a manner identical to a reverse acquisition, except that no goodwill or other intangible has been recorded. Accordingly, Dyadic-Florida was deemed to be the accounting acquirer of Dyadic because the former stockholders of Dyadic-Florida owned a majority of the issued and outstanding shares of common stock of Dyadic after the Merger, including those shares issued in the initial closing of the private placement that occurred on that date. For reporting purposes, the transaction is equivalent to the issuance of stock by Dyadic-Florida for the net monetary assets of Dyadic, which after the transactions effected on October 29, 2004 were nil, accompanied by a recapitalization. Therefore, all financial information included in this report for periods prior to the merger is that of Dyadic-Florida as if Dyadic-Florida had been the reporting entity.

The Business

         We are a biotechnology company engaged in the development, manufacture and sale of proteins, enzymes, peptides and other bio-molecules, and the collaborative licensing of our proprietary technologies.

         We have developed a C1 Host Technology for both the production, or expression, of proteins and the discovery and screening of genes and gene variants. We have completed, and are now successfully using the C1 Expression System derived from the C1 Host Technology, among other technologies, to produce and sell enzymes to the agricultural, industrial, chemical and other industries. We refer to this market as the Industrial Enzymes Business. With the C1 Expression System, our Industrial Enzymes Business has been able to develop new, and substantially higher profit-margined products, and we believe our increased penetration of these markets will be greatly assisted by both the C1 Expression System and the C1 Host Technology.

         Additionally, the C1 Host Technology and the C1 Expression System have also enabled us to begin to focus on the production of therapeutic protein drugs for humans. Our goal for this market, which we refer to as the BioSciences Business, is to become the leading provider of expression solutions to pharmaceutical companies and biotechnology companies. Initially, we are concentrating on completing development of our C1 Expression System to express pre-clinical and clinical quantities of proteins for drug testing, and eventually, for commercial-scale production of therapeutic proteins and other bio-molecules. We are also working to develop our C1 Screening System for the discovery of genes and the performance of gene modification for improvement of properties of the expressed proteins, which, when completed, would enable us to combine the C1 Expression System and the C1 Screening System to offer an integrated screening and expression system to the drug development industry.

         To date we have derived almost 100% of our revenues from sales to the Industrial Enzymes Business sector. In 2003, our BioSciences Business generated revenues of only $150,000. We do not anticipate material revenues from the operation of our BioSciences Business sooner than 2006. Revenues from our BioSciences Business are uncertain because, among other things, our ability to secure collaboration agreements with drug development companies will depend upon our ability to perfect either the C1 Expression System or the C1 Screening System to address the needs of that industry.

Consolidation of Subsidiary Beginning in July 2002

         Our results of operations for the year ended December 31, 2002 include the results of operations from our Far East subsidiary after July 1, 2002, when we became the owner of a majority of the voting securities of that subsidiary. Our Far East subsidiary was not consolidated in our financial statements prior to that date, and that fact has a significant impact on the comparability of our results of operations for 2002 and 2003. Although not necessarily indicative of the consolidated results of operations that we would have achieved had our Far East subsidiary been consolidated since January 1, 2002, our Far East subsidiary generated $2,524,000 of net sales, $615,000 of gross profit and $99,000 of net income for the period from January 1, 2002 through June 30, 2002. Our share of these results of operations is included as share of income of unconsolidated affiliate in the accompanying consolidated statement of operations for the year ended December 31, 2002. See Note 7 to our consolidated financial statements located in Item 9 for additional details regarding the accounting for our Far East subsidiary.

Future Expectations

         We expect to continue to spend significant amounts to fund R&D and enhance our core technologies. As a result, we expect to continue to incur losses as we develop the C1 Expression System, complete development of the C1 Screening System, and build other required infrastructure to exploit our C1 Host Technology, our C1 Expression System and our C1 Screening System. See "Liquidity and Capital Resources" below for a discussion of our expected cash resources to fund our operations for the next 24 months. There can be no assurance that our efforts with regard to these objectives will be successful.

RESULTS OF OPERATIONS -YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

         As more fully described above under "Overview," our results of operations for 2002 reflect the financial results of operations of our Far East subsidiary for only the second half of 2002, when we became the owner of a majority of the voting securities of that subsidiary.

Net Sales

         For the year ended December 31, 2003, we generated net sales of $16,780,000 as compared to net sales of $10,027,000 for the year ended December 31, 2002, representing an increase of $6,753,000, or 67.3%. A portion of this increase, $2,527,000 or 25.2%, is due to the acquisition of outstanding voting stock of our Far East subsidiary, effective July 1, 2002, as discussed in "Overview" above. The remaining increase in net sales is the result of increases in both the number of customers and in the volume of purchases made by customers across all of the market segments served by the Industrial Enzymes Business, including textiles, pulp & paper and animal feed among others. In 2003, our BioSciences Business generated revenues of $150,000, as compared to no revenues for 2002.

Cost of Goods Sold

         For the year ended December 31, 2003, cost of goods sold was $12,597,000 as compared to $7,992,000 for the year ended December 31, 2002, representing an increase of $4,605,000. This 57.6% increase in cost of goods sold was the result of the consolidation of our Far East subsidiary beginning in July 2002, resulting in $1,826,000 of the increase, and an increase in the volume of purchases made by customers across all of the market segments served by the Industrial Enzymes Business, including textiles, pulp & paper and animal feed among others.

Gross Profit

         For the year ended December 31, 2003, gross profit was $4,183,000, or 24.9% of net sales, as compared to $2,034,000, or 20.3% of net sales, for the year ended December 31, 2002, representing an increase of $2,149,000. The 106% increase in gross profit and increase in gross profit percentage is due to both the consolidation of our Far East subsidiary for a full year in 2003, as well as a combination of a more favorable mix of higher profit-margined enzyme sales and better pricing. It is our goal to in fact try and develop products, or sell existing products, for markets in which we can improve the gross profit percentages. We have started to do so already by developing better products and applying existing products to new markets. However, there can be no assurance that our efforts will successfully lead to improved gross profit percentages. However, we do expect to experience fluctuations in margins in future periods, primarily resulting from changes in foreign currency rates and the resultant effect on the cost of inventory and certain contract manufacturing costs denominated in Euros.

Expenses

         Research and Development

         For the year ended December 31, 2003, research and development expenses (R&D) were $3,571,000, or 21.3% of net sales, as compared to $3,144,000, or 31.4% of net sales for the year ended December 31, 2002, representing an increase of $427,000. This 13.6% increase was due primarily to the 2003 start-up of our subsidiary in The Netherlands, in connection with the development of the C1 Screening System. However, R&D as a percentage of net sales decreased substantially because, despite the large increase in sales volume, liquidity constraints required that we hold R&D costs steady. As discussed above, we expect to continue to spend significant amounts on R&D to fund our core technologies, at least in the near term. In fact, we expect to significantly increase the R&D of both new product and technology development in 2005, in order to generate a wider subset of products across more diverse industries. We anticipate this effort will bring us greater profit margins and additional business opportunities. However, there can be no assurance that such R&D efforts will be successful.

         Sales and Marketing

         For the year ended December 31, 2003, sales and marketing expenses were $1,749,000, or 10.4% of net sales, compared to $1,141,000, or 11.4% of net sales for the year ended December 31, 2002, representing an increase of $608,000. This 53.3% increase, which was less than the percentage increase in net sales, was due principally to the full year effect of the Far East subsidiary's 2003 results of operations, as well as enhancements in customer service and the addition of one regional sales person.

         General and Administrative

         For the year ended December 31, 2003, general and administrative expenses were $2,308,000, or 13.8% of net sales, compared to $2,420,000, or 24.1% of net sales for the year ended December 31, 2002, representing a decrease of $112,000. This 4.6% decrease was attributable to the retirement of an executive who was not replaced and a related 100% accrual in 2002 of a two-year severance agreement. Liquidity constraints required us to hold G&A relatively steady, despite the increase in net sales we experienced in 2003.

Other Income (Expense)

         Interest Expense

         For the year ended December 31, 2003, interest expense was $3,498,000 as compared to $205,000 for the year ended December 31, 2002, representing an increase of $3,293,000. This increase was due primarily to the issuance of warrants in connection with a $3,000,000 Bridge Loan made in May 2003. A fair value of $3,195,000 was placed on the warrants. This amount was amortized to interest expense in 2003 with a corresponding credit to additional paid-in-capital. Interest expense relates almost entirely to our notes payable to stockholders, including the Bridge Loan.

         In connection with the Merger and a series of related transactions more fully discussed in Note 1 to our consolidated financial statements, the Bridge Loan maturity date and the Bridge Loan warrants were modified in November 2004 and, as a result, we will recognize an additional $350,000 in interest expense through the new maturity date, January 1, 2007. Also in November 2004, our $1,225,000 note payable to the Mark A. Emalfarb Trust was cancelled in exchange for the purchase of 367,868 Investment Units, as discussed more fully in Note 1 to the consolidated financial statements, and the conversion prices on our convertible notes due to the Emalfarb Trust and the Francisco Trust were modified to fix the conversion price at $3.33 per share, which will result in a beneficial conversion feature of $554,000 to be recognized in October 2004.

         Interest Income

         For the year ended December 31, 2003, interest income was $13,000 as compared to $189,000 for the year ended December 31, 2002, representing a decrease of $176,000. This decrease was primarily due to the interest earned in 2002 on the cash remaining from the $10 million preferred stock issuance in May 2001. Interest income is expected to increase again beginning in the fourth quarter of 2004 due to the net proceeds from our private placement offering completed in early November 2004, which were placed in short-term investments. The amount of this increase will depend upon, among other things, the return that we can obtain on our short-term investments.

         Minority Interest/Share of Income of Unconsolidated Affiliate

         As discussed above, we began consolidating our Far East subsidiary in July 2002. Prior to July 1, 2002, we accounted for our investment in that subsidiary using the equity method of accounting. As a result, the changes in our equity interest, representing our 82.5% ownership portion in the earnings of the subsidiary, are shown in share of income of unconsolidated affiliate through June 30, 2002. Minority interest of $14,000 for the year ended December 31, 2003 as compared to $40,000 for the six months between July 1 and December 31, 2002 primarily reflects the fact that the subsidiary generated higher net income in 2002 than it did in 2003.

         Foreign Currency Exchange Losses, Net

         For the year ended December 31, 2003, we had net foreign currency exchange losses of $236,000 as compared to $93,000 for the year ended December 31, 2002, representing an increase of $143,000. This increase in foreign currency exchange losses is primarily due to the decline in the value of the United States dollar as compared to the Euro between periods. A large portion of our business is transacted with foreign customers and vendors in foreign currency denominations. Accordingly, fluctuations in foreign currency exchange rates, primarily relating to the Euro, can greatly impact the amount of foreign currency losses (or gains) we recognize in future periods relating to these transactions.

Provision for Income Taxes

         We have no provision for U.S. income taxes as we have incurred operating losses in all periods presented. For the year ended December 31, 2003, we had a foreign income tax provision of $93,000 compared to $44,000 for the year ended December 31, 2002. Our Far East subsidiary operates in Hong Kong. We also have operations in Poland and The Netherlands. Our Far East subsidiary and, to a lesser extent, the Poland operations generate profits that are taxable in their local jurisdictions. The increase from 2002 to 2003 resulted primarily from net operating loss carryforwards utilized by our Far East subsidiary during 2002 that lowered its effective tax rate.

Net Loss

         For the year ended December 31, 2003, our net loss was $7,263,000, compared to a net loss of $4,820,000 for the year ended December 31, 2002. This increase in net loss was due primarily to the 2003 interest expense charge on the issuance of the Bridge Loan warrants of $3,195,000, as well as increases in research and development and sales and marketing expenses, as discussed above. Although the increase in expenses was at least in part offset by an increase in revenue and gross profit, we believe that we will continue to incur net losses in the near term future primarily because of our planned levels of research and development expenditures.

RESULTS OF OPERATIONS -NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

Net Sales

         For the nine months ended September 30, 2004, we generated net sales of $12,944,000 as compared to $11,400,000 for the comparable period of 2003, representing an increase of $1,544,000. This 13.5% increase in net sales is the result of increases in both the number of customers and in the volume of purchases made by customers, but was below the increase we experienced in the prior year due to the unavailability of capital in 2003 and early 2004 that we believe was required to support our increases in sales through the addition of sales assistance personnel, the increased working capital requirements for accounts receivable and inventory and price reductions to induce larger volume purchases from customers.

Cost of Goods Sold

         For the nine months ended September 30, 2004, cost of goods sold was $9,819,000 as compared to $8,571,000 for the comparable period in 2003, representing an increase of $1,248,000. This 14.6% increase in cost of goods sold is primarily the result of the increase in net sales. Additionally, approximately $270,000 of the increase is due to fluctuations in foreign currency related to Euro-denominated payments made to our contract manufacturer in Poland for product sold during the period.

Gross Profit

         For the nine months ended September 30, 2004, gross profit was $3,125,000, or 24.1% of net sales, as compared to $2,829,000, or 24.8% of net sales, for the comparable period in 2003, representing an increase of $296,000. Our gross profit increased 10.5% due to the increase in volume. However, the exchange loss discussed above resulted in a slight decline in our gross profit percentage. We expect to experience fluctuations in margin caused by changes in foreign currency exchange rates in future periods. As noted above, our goal is to develop products or sell existing products, for markets in which we can improve the gross profit percentages. We have started to do so already by developing better products and applying existing products to new markets. However, there can be no assurance that our efforts will successfully lead to improved gross profit percentages.

Expenses

         Research and Development

         Research and development expenses for the nine-month period ended September 30, 2004 were $2,534,000, or 19.6% of net sales, compared to $2,609,000, or 22.9% of net sales for the comparable nine month period in 2003, representing a decrease of $75,000, or 2.9%. This decrease was primarily due to constraints placed on our R&D efforts due to working capital needs, offset somewhat by unfavorable foreign currency losses on an R&D contract with a vendor in The Netherlands. As noted above, we expect that R&D costs will increase in future periods. In fact, we expect to significantly increase the R&D of both new product and technology development in 2005, in order to generate a wider subset of products across more diverse industries. We anticipate this effort will bring us greater profit margins and additional business opportunities. However, there can be no assurance that such R&D efforts will be successful.

         Sales and Marketing

         Sales and marketing expenses for the nine-month period ended September 30, 2004 were $1,374,000, or 10.6% of net sales, compared to $1,249,000, or
11.0% of net sales for the comparable nine-month period in 2003, representing an increase of $125,000. This 10.0% increase was due primarily to personnel increases during the end of the first quarter of 2003 and higher commissions due to increases in net sales in 2004. We expect to increase our sales and marketing staff significantly beginning in 2005 in order to allow us to sell existing products to a wider customer base. The completion of our private placement, as discussed below under "Subsequent Events Affecting Liquidity" has enabled us to plan this approach. There can be no assurance, however, that additional sales support will in fact, be successful in increasing our customer base and net sales.

         General and Administrative

         General and  administrative  expenses for the  nine-month  period ended
September 30, 2004 were $2,056,000, or 15.9% of net sales, compared to $1,864,000, or 16.4 % of net sales for the comparable nine-month period in 2003. The increase was primarily due to an increase of $206,000 in compensation expense relating to nonemployee stock options. Otherwise, general and administrative expenses were relatively stable, and were constrained by our working capital needs during both periods. However, we expect that our general and administrative expenses will increase significantly in 2005 due to the addition of executives, including a Chief Financial Officer and support personnel, required by a public reporting company as well as for support to meet our anticipated growth.

Other Income (Expense)

         Interest Expense

         Interest expense for the nine-month period ended September 30, 2004 was $347,000 as compared to $2,197,000 for the comparable period in 2003, representing a decrease of $1,850,000. This decrease was due primarily to the 2003 amortization of debt issuance costs in connection with the issuance of the Bridge Loan warrants in May 2003, offset somewhat by a full nine months of interest expense on the Bridge Loan in 2004 (compared to 4 months for the comparable period in 2003).

         Interest Income

         For the nine months ended September 30, 2004, interest income was $3,000 as compared to $10,000 for the comparable period in 2003. Interest income continued to decline as cash availability declined during 2004, until our July private placement; however, such cash was used in operations and to fund the redemption of our Series A Preferred Stock. We expect that interest income will increase somewhat in future periods due to our second private placement completed in October and November 2004.

         Minority Interest

         Minority interest was $67,000 for the nine months ended September 30, 2004, as compared to $6,800 for the nine months ended September 30, 2003. The increase is due to the increase in profit from our consolidated Far East subsidiary.

         Foreign Currency Exchange Losses, Net

         For the nine months ended September 30, 2004, we had net foreign currency exchange losses of $56,000 as compared to $132,000 for the comparable period in 2003, representing a decrease of $76,000. The amount of foreign currency gains or losses recognized in any given period depends a great deal upon the timing of transaction payments, among other things. We conduct a considerable amount of our business with overseas customers and vendors (see
Note 3 to our consolidated financial statements). As such, we expect to continue to see fluctuations in foreign currency exchange gains or losses. Such period to period changes can be expected to be even greater if the value of the U.S. dollar fluctuates with the foreign currencies used by our customers and vendors, especially the Euro.

Provision for Income Taxes

         We have no provision for U.S. income taxes as we have incurred operating losses in all periods presented. For the nine-month period ended September 30, 2004, we had a foreign income tax provision of $85,000 compared to $59,000 for the comparable period in 2003, representing an increase of $26,000. The increase resulted primarily from the increase in our Far East subsidiary's taxable income.

Net Loss

         Net loss for the nine month period ended September 30, 2004 was $3,373,000, compared to a net loss of $5,272,000 for the comparable period in 2003, representing a decrease of $1,899,000. This decrease in net loss was primarily due to $1,997,000 in interest expense relating to the issuance of the Bridge Loan warrants in May 2003.

LIQUIDITY AND CAPITAL RESOURCES

Capital Raising Activities

         Since inception, we have financed our operations primarily with proceeds from the sales of the products of our Industrial Enzymes Business, external borrowings, borrowings from our stockholders and sales of preferred and common equity securities. In May 2003, we received a $3,000,000 loan from a syndicate of our stockholders, including our controlling stockholder, Mark Emalfarb. In the first half of 2004, we raised approximately $4,740,000 in private offerings of our equity securities, of which $1,500,000 was used to redeem all outstanding shares of our Series A preferred stock, and we also paid for $1,000,000 of R&D services to be performed by one of our long-standing R&D vendors in shares of our common stock (to be released from escrow when earned) and an additional $250,000 in cash.

Cash Flow

         From Operating Activities

         As reflected in our consolidated financial statements, we have incurred losses from operations during each of the last two years, resulting in net cash used in operating activities of approximately $4,009,000 and $4,927,000 in 2003 and 2002, respectively. Additionally, for the nine months ended September 30, 2004, we had net cash used in operating activities of $2,820,000 as compared to $4,224,000 for the comparable period in 2003. The decline in net cash used in operating activities was primarily due to the lower net loss in 2004 and the management of trade payables, which increased cash from operating activities approximately $1.5 million over the comparable 2003 period.

         From Investing Activities

         For the year ended December 31, 2003, our net cash used in investing activities was $140,000 as compared to $1,278,000 for the year ended December 31, 2002. This decline was due primarily to the substantial reduction in purchases of fixed assets after 2002. For the nine months ended September 30, 2004, we had net cash used in investing activities of $44,000 as compared to $64,000 for the comparable period of 2003. Cash constraints during 2003 and 2004 did not allow for significant investments in fixed assets in those years. There are no immediate plans for large increases in capital expenditures; however, management is continually assessing such requirements concurrent with our growth.

         From Financing Activities

         For the year ended December 31, 2003, our net cash provided by financing activities was $2,746,000 as compared to net cash used in financing activities of $337,000 for the year ended December 31, 2002. This change is primarily due to the $3,000,000 Bridge Loan obtained by us from a syndicate of our shareholders in May 2003. For the nine months ended September 30, 2004, we had net cash provided by financing activities of $2,968,000 primarily representing receipt of $4,617,000 in proceeds from a private placement of our common stock (of which $1,500,000 was used to redeem our Series A Preferred stock), as compared to $2,748,000 for the comparable period of 2003, primarily representing proceeds from the Bridge Loan.

         Changes in Cash Positions

         We experienced net decreases in cash and cash equivalents of $6,542,000 in 2002 as compared to $1,403,000 in 2003. For the nine months ended September 30, 2004, we had a net increase in cash and cash equivalents of $104,000 as compared to a net decrease in cash and cash equivalents of $1,540,000 for the comparable period in 2003. We were unable to raise capital in 2002 due to economic conditions, while in 2003 and 2004 we were able to raise additional capital as summarized above under "Capital Raising Activities" and, accordingly, reduce our net cash outflows.

Financial Condition and Liquidity at September 30, 2004

         Our 2002 and 2003 net losses, when combined with losses incurred through December 31, 2001, resulted in an accumulated deficit of approximately $17,046,000, and a stockholders' deficit of approximately $9,727,000 as of December 31, 2003. As of September 30, 2004, our accumulated deficit had increased to approximately $20,786,000 with a total stockholders' equity balance of $2,417,000. The improvement in stockholders' equity is due to the equity capital we raised in July 2004 and the redemption of our Series A convertible preferred stock at a substantial discount from its carrying value.

         As of September 30, 2004, we had a total of $1,753,000 in cash and cash equivalents. Our outstanding indebtedness was approximately $6,326,000 as of September 30, 2004, and consisted of notes payable to certain stockholders and the Bridge Loan. We are committed to make annual minimum payments under our Florida office lease and equipment leases aggregating $132,000 for 2004, $117,000 for 2005 and $11,000 for 2006. We also are committed to make annual minimum payments under our Polish contract manufacturing agreement of $353,000 for 2004, $345,000 for 2005 and $766,000 thereafter through 2008. We have also entered into various agreements with independent third parties to conduct R&D activities on our behalf. One such agreement, entered into in July 2004, has committed a third party to provide research and development assistance valued at approximately $1.25 million. The consideration includes $250,000 in cash, which was paid upon signing the agreement, and 300,300 shares of our common stock, to be released from escrow as the shares are earned. The agreement is with one of our long-standing third party R&D vendors.

         We have an  employment  agreement  with  Mark A.  Emalfarb,  our  chief executive officer, pursuant to which Mr. Emalfarb is entitled to receive base annual compensation of $300,000 and is eligible to receive a bonus annually based upon goals and objectives agreed upon by him and our board of directors. This employment agreement expires in April 2006, subject to the termination and renewal provisions of the agreement. We have an employment agreement with
Ratnesh (Ray) Chandra, the Vice President, Marketing-BioSciences of Dyadic-Florida, pursuant to which Mr. Chandra is entitled to receive base annual compensation of $151,300 and is entitled to earn a bonus annually based upon goals and objectives mutually agreed upon by him and the board of directors of Dyadic-Florida. This employment agreement expires in May 2005, subject to the termination and renewal provisions of the agreement.

Subsequent Events Affecting Liquidity

         In October and November 2004, in connection with the Merger, we completed a series of additional transactions, including (1) the completion of a Private Placement of Investment Units (each consisting of one share of common stock and one five-year callable warrant to purchase one share of common stock at $5.50 per share, for every two Investment Units purchased) resulting in net proceeds of approximately $23.1 million, (2) the cancellation of our $1,225,000 note payable to the Mark A. Emalfarb Trust, in exchange for 367,868 Investment Units and (3) the extension of the due date on our Bridge Loan and convertible notes payable to January 1, 2007. These subsequent events have substantially improved our liquidity and financial condition.

Funding of Future Operations

         We believe that our operating losses will continue this year. In addition, our future capital requirements will be substantial. We believe we have sufficient capital to fund our operations and meet our obligations for the next two years. However, it is possible that we will seek additional financing within this timeframe. We may raise additional funds through public or private financing, collaborative relationships or other arrangements. Additional funding, if sought, may not be available on terms favorable to us. Further, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Our failure to raise capital when needed may harm our business and operating results.

OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off-balance sheet arrangements.

CONCENTRATIONS, CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on current information, historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from the estimates used by us under different assumptions or conditions. We believe the following concentrations and critical accounting policies relate to our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Foreign Operations

         We have significant operations and revenues generated in foreign countries. Revenues derived from foreign customers accounted for approximately 87% and 74% of our total revenues in 2003 and 2002, respectively. Our Far East subsidiary is located in Hong Kong, and we have two other subsidiaries in Poland and The Netherlands. Estimates relating to our inventory valuation, receivable allowances and possible impairments to goodwill (which all relates to our Far East subsidiary), and long-lived assets could be significantly impacted by international events.

Stock-Based Compensation

         We have issued warrants and options to non-employees for services and in connection with obtaining debt in the past several years. We have recognized significant expense relating to the issuance of these equity instruments, including $3,195,000 relating to a warrant issued in connection with debt and classified as interest expense in 2003. We estimated the fair value of those securities using the Black-Scholes option-pricing model, and expensed the estimated fair value over the service period or through the debt maturity date. The Black-Scholes model uses critical assumptions that significantly affect the estimated fair value of those awards, such as an estimated volatility factor of our common stock, the estimated lives of the awards (which is equal to the maximum contractual term for awards to non-employees) and presumed discount rates. Additionally, as further discussed below, we are required to recognize compensation expense on options issued to employees beginning in 2006, and we expect that we will use similar estimation methods. Changes in the volatility of our common stock and other estimation factors used in the Black-Scholes model can significantly impact the estimated value and resultant compensation cost on similar equity instruments issued in the future.

Long-Lived Assets

         We review our long-lived assets, including fixed assets that are held and used for our operations, for impairments whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, as required by SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. If such an event or change in circumstances is present, we will estimate the undiscounted future cash flows, less the future outflows necessary to obtain these inflows, expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted future cash flows is less than the carrying amount of the related assets, we will recognize an impairment loss in the event the carrying value exceeds the fair value. Our judgments related to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows in excess of the carrying amounts of the assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in domestic and foreign economic conditions and changes in operating performance. While we have not to date been required to recognize an impairment in long-lived assets, as we make future assessments of the ongoing expected cash flows and carrying amounts of our long-lived assets, these factors could cause us to realize material impairment charges.

Evaluation of Potential Goodwill Impairment

         In accordance with SFAS No. 142, we were required to perform an annual impairment review of the goodwill which is associated with our Far East subsidiary, as of January 1, 2003 and 2004 . This test involved the use of estimates to determine the estimated fair value of our Far East subsidiary and the comparison of that estimated fair value to the carrying value of the reporting unit. There are significant assumptions used in this impairment test, such as estimated cash flows, discount rates of return and terminal values. Several factors can change these assumptions, such as economic conditions or instability in foreign governments, among other things. Our estimates of the fair value indicated that it exceeded the carrying value of the reporting unit. Accordingly, no goodwill impairment charge was recorded. If the estimate of the fair value of the reporting unit is less than the carrying value at any future measurement dates, we may be required to record a goodwill impairment charge.

Income Taxes

         We have recorded deferred tax assets relating to net operating loss carryforwards for United States federal and state tax purposes, inventories, depreciation and amortization, and accounts receivable allowance, among other items. We record a valuation allowance equal to 100% of the carrying value of our net deferred tax assets to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amounts, a resulting reduction of the valuation allowance would increase our income in the period such determination was made. As of December 31, 2003, we had approximately $3,978,000 in gross deferred tax assets, which were fully offset by a valuation allowance.

         We have net operating losses of approximately $10.1 million for United States federal and state income tax purposes that expire between 2021 and 2023. The amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that we may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

Allowance for Doubtful Accounts

         We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Our accounting for doubtful accounts contains uncertainty because management must use judgment to assess the collectibility of these accounts. When preparing these estimates, management considers a number of factors, including the aging of a customer's account, past transactions with customers, creditworthiness of specific customers, historical trends and other information. We review our accounts receivable reserve policy periodically, based on current risks, trends and changes in industry conditions. The allowance for doubtful accounts was approximately $349,000 at December 31, 2003. Although we believe this allowance is sufficient, if the financial condition of our customers were to unexpectedly deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required that could materially impact our consolidated financial statements. Concentrations of credit risk can impact this risk considerably. We have two major customers that comprised 32% of net sales in 2003 and 32% of accounts receivable as of December 31, 2003. Additionally, as noted above, we have significant sales to customers outside the U.S.

Inventory Valuation

         Inventory, representing approximately 37% of our consolidated assets at December 31, 2003, primarily consists of finished goods including industrial enzymes used in the industrial, chemical and agricultural markets and is stated at the lower of cost or market using the first-in, first-out method. Finished goods include raw materials and manufacturing costs, substantially all of which are incurred pursuant to agreements with independent manufacturers. As part of the valuation process, excess, slow-moving and damaged inventories are reduced to their estimated net realizable value. Our accounting for excess, slow-moving and damaged inventory contains uncertainty because management must use judgment to estimate when the inventory will be sold and the quantities and prices at which the inventory will be sold in the normal course of business. We review our inventory reserve policy periodically, based on current risks, trends and changes in industry conditions. We also maintain a provision for estimated inventory shrinkage and conduct periodic physical inventories to calculate actual shrinkage and inventory on hand. When preparing these estimates, management considers historical results, inventory levels and current operating trends. We have established valuation reserves associated with excess, slow-moving and damaged inventory and estimated shrinkage reserves of approximately $75,000 at December 31, 2003. These estimates can be affected by a number of factors, including general economic conditions and other factors affecting demand for our inventory. In the event our estimates differ from actual results, the allowance for excess, slow-moving and damaged inventories may be adjusted and could materially impact our consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

         In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46) and a revised interpretation of FIN No. 46 (FIN No. 46-R) in December 2003, to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to FIN No. 46, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interest. FIN No. 46 changed that by requiring a variable interest entity, as defined, to be consolidated by a company if it is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of that entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN No. 46-R apply immediately to variable interest entities created after December 31, 2003, and to existing variable interest relationships in the first reporting period that ends after March 15, 2004. Certain of the disclosure requirements apply to all financial statements issued after December 31, 2003 regardless of when the variable interest entity was established. We do not have any entities that require disclosure or new consolidation under FIN No. 46-R,. As a result, the adoption of FIN No. 46-R did not impact our financial condition or results of operations.

         In May 2003, the FASB issued Statement of Financial Accounting Standards (SFAS) SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some cases), whereas many of those instruments were previously classified as equity. We adopted the provisions of SFAS No. 150 in 2003. Although we had redeemable Series A convertible preferred stock classified in the mezzanine equity section of the balance sheet as of December 31, 2003, that preferred stock did not fall within the scope of SFAS No.150. Accordingly, the adoption of SFAS No. 150 had no impact on our consolidated financial statements. The Series A preferred was redeemed in June 2004 for $1,500,000, using proceeds from a private placement offering completed in July 2004.

         In November 2004, the FASB issued SFAS No. 151, Inventory Costs, which amends previous authoritative guidance and clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the previous criterion of "so abnormal." The provisions of SFAS No. 151 are effective for inventory costs incurred by us beginning January 1, 2006, and are to be applied prospectively. The adoption of SFAS No. 151 is not expected to have a material effect on our financial position or results of operations.

         In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123. This statement amends SFAS No. 123, Accounting for
Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also does not permit the prospective method of transition for changes to the fair value method, previously allowed in SFAS No. 123. We adopted the disclosure provisions of SFAS No. 148 in 2002. We currently apply the intrinsic-value method for accounting for employee stock-based compensation. See discussion below regarding further developments in the accounting for stock-based compensation.

         In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R). SFAS No. 123R revises SFAS No. 123 and supersedes APB Opinion No. 25, and its related implementation guidance. SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments, or that may be settled by the issuance of those equity instruments. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123 as originally issued, and as set forth in EITF Issue No. 96-18, which we already follow.

         SFAS No. 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and to recognize that cost over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). Currently, we use the intrinsic value method for accounting for employee stock options and include a pro forma disclosure, as allowed by SFAS No. 123, for this estimated compensation cost on employee stock options.

         As a small business issuer, we are required to adopt SFAS No. 123R on January 1, 2006. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Because the statement was recently released, we have not yet assessed the potential impact of the adoption of SFAS 123R on our financial position or results of operations. However, pro forma compensation expense for employee stock options calculated under SFAS No. 123 was approximately $101,000 and $104,000 for the nine months ended September 30, 2004 and 2003, respectively and approximately $133,000 and $28,000 for the years ended December 31, 2003 and 2002, respectively.

                       SUPPLEMENTARY CAUTIONARY STATEMENT

         The following cautionary statement is added to the discussion in the Current Report on Form 8-K filed on November 4, 2004 under the caption "Cautionary Statements."

         ALTHOUGH   WE HAVE TAKEN AND  CONTINUE  TO TAKE  STEPS TO  IMPROVE  OUR
INTERNAL CONTROLS, THERE MAY BE MATERIAL WEAKNESSES OR SIGNIFICANT DEFICIENCIES THAT WE HAVE NOT YET IDENTIFIED.

         During the course of its review of our financial statements for the nine months ended September 30, 2004, but subsequent to the completion of the audit of our financial statements for the year ended December 31, 2003, Ernst & Young LLP, our independent registered public accounting firm, reported to our board of directors and management that it had identified a significant deficiency that it considered to be a material weakness in our internal controls over financial reporting under standards established by the Public Company Accounting Oversight Board, which became applicable to us on October 29, 2004, when the Merger was completed. As a consequence, our consolidated financial statements as of and for the year ended December 31, 2003, which had not previously been filed with the Commission, were materially misstated and have been restated, resulting in a decrease in our net loss of approximately $126,000. See Note 2 of Notes to Consolidated Financial Statements included elsewhere in this filing. In general, reportable conditions are significant deficiencies in our internal controls that, in the judgment of our independent registered public accounting firm, could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. A material weakness is a reportable condition in which our internal controls do not reduce to a low level the risk that undetected misstatements caused by error or fraud may occur in amounts that are material to our audited financial statements. The reported material weakness related to the recording of foreign currency denominated revenue, inventory purchasing and research and development expenditure transactions during 2003 and through September 30, 2004. We have taken and are taking steps to remediate this material weakness.

         The process of designing and implementing effective internal controls and procedures is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. The effectiveness of the steps that we take to improve the reliability of our financial statements will be subject to continued management review supported by confirmation and testing as well as board and audit committee oversight. We cannot assure you that we will not in the future identify further material weaknesses or significant deficiencies in our internal control over financial reporting that we have not discovered to date. If any such material weakness or significant deficiency were to exist, we may not be able to prevent or detect a material misstatement of our annual or interim consolidated financial statements. We are taking steps to strengthen control processes in order to identify and rectify past accounting errors and to prevent the situations that resulted in the need to restate prior period financial statements from recurring.

         Beginning with the year ending December 31, 2005, pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting, and we will be required to deliver an attestation report of our independent registered public accounting firm on our management's assessment of and operating effectiveness of internal controls. Before then, we must complete documentation of our internal control system and financial processes, information systems, assessment of their design, remediation of control deficiencies identified in these efforts and management testing of the design and operation of internal controls. An inability to complete and document this assessment could result in a scope limitation qualification or a scope limitation disclaimer by our independent registered public accounting firm on their attestation of our internal controls. In addition, if a material weakness were identified with respect to our internal control over financial reporting, we would not be able to conclude that our internal controls over financial reporting were effective, which could result in the inability of our independent registered public accounting firm to deliver an unqualified report, or any report, on our internal controls. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

      ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

      (A)   FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

      The financial statements required by this Item 9.01(a) are included in this report as follows:

                                                                                                           Page
                                                                                                           ----
Report of Independent Registered Public Accounting Firm.....................................................F-1

Consolidated Balance Sheets as of December 31, 2003 (restated) and September 30,
     2004 (unaudited).......................................................................................F-2

Consolidated Statements of Operations for the years ended December 31, 2003
     (restated) and 2002 and the nine months ended September 30, 2004 and
     2003 (unaudited).......................................................................................F-3

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
     December 31, 2003 (restated) and 2002 and the nine months ended
     September 30, 2004 (unaudited).........................................................................F-4 - F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2003
     (restated) and 2002 and the nine months ended September 30, 2004 and
     2003 (unaudited).......................................................................................F-6

Notes to Consolidated Financial Statements..................................................................F-7

      (B)   PRO FORMA FINANCIAL INFORMATION.

         The unaudited pro forma financial statements required by this Item 9.01(b) are included in this report as follows:

                                                                                                           Page
                                                                                                           ----
Unaudited Pro Forma Consolidated Financial Statements (Introductory Note)...................................P-1

Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2004.....................................P-2

Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months
     Ended September 30, 2004...............................................................................P-3

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended
     December 31, 2003......................................................................................P-4

Notes to Unaudited Pro Forma Consolidated Financial Statements..............................................P-5

             Report of Independent Registered Public Accounting Firm


The Board of Directors and Stockholders
Dyadic International, Inc.

We have audited the accompanying consolidated balance sheet of Dyadic International, Inc. (a Florida corporation) and subsidiaries (the Company) as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated August 6, 2004, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 1, has completed a private placement of its common stock resulting in gross proceeds of approximately $25.4 million, satisfied the principal balance of a note payable to a stockholder with shares of common stock, and had the maturity dates of certain other loans from stockholders extended from January 1, 2005 to January 1, 2007. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dyadic International, Inc. and subsidiaries at December 31, 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

                                            /s/ Ernst & Young LLP
                                            Certified Public Accountants


August 6, 2004, except for the section of Note 1 under Merger, Private Placement of Common Stock and Other Related Transactions, and the first paragraph of
   Note 2, as to which the date is December 27, 2004.

                   Dyadic International, Inc. and Subsidiaries

                           Consolidated Balance Sheets

                                                                            SEPTEMBER 30      DECEMBER 31
                                                                                2004              2003
                                                                            ------------      ------------
                                                                             (UNAUDITED)     (RESTATED - SEE
ASSETS                                                                                           NOTE 2)
Current assets:
   Cash and cash equivalents                                                $  1,753,199      $  1,649,562
   Accounts receivable, net of allowances of $225,718 at
     September 30, 2004 (unaudited) and $348,997 at December 31, 2003          3,794,929         3,688,366
   Inventory                                                                   5,985,242         4,551,210
   Prepaid expenses and other current assets                                     927,088           281,113
                                                                            ------------      ------------
Total current assets                                                          12,460,458        10,170,251

Fixed assets, net                                                                875,723         1,196,944
Intangible assets, net                                                           213,335           252,431
Goodwill                                                                         467,821           467,821
Other assets                                                                     561,089           261,106
                                                                            ------------      ------------
Total assets                                                                $ 14,578,426      $ 12,348,553
                                                                            ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
   Accounts payable                                                         $  4,503,502      $  2,487,562
   Accrued expenses                                                            1,090,762         1,265,165
   Current portion of notes payable to stockholders, including
     accrued interest                                                            222,232           327,167
   Current portion of other notes payable                                             --             6,771
   Deferred revenue                                                                   --            45,756
   Income taxes payable                                                           91,967             9,046
                                                                            ------------      ------------
Total current liabilities                                                      5,908,463         4,141,467
                                                                            ------------      ------------

Long-term liabilities:
   Notes payable to stockholders, including accrued interest, net
     of current portion                                                        6,103,350         5,874,162
   Minority interest                                                             149,268            82,180
                                                                            ------------      ------------
Total long-term liabilities                                                    6,252,618         5,956,342
                                                                            ------------      ------------

Commitments and contingencies

Redeemable Series A convertible preferred stock                                       --        11,977,302

Stockholders' equity (deficit):
   Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no
     shares issued and outstanding                                                    --                --
   Common stock, $0.001 par value, 100,000,000 shares authorized,
     13,933,733 and 12,460,806 shares issued and outstanding at
     September 30, 2004 (unaudited) and December 31, 2003, respectively           13,934            12,461
   Additional paid-in capital                                                 23,439,541         7,557,209
   Note receivable from exercise of stock options                               (250,000)         (250,000)
   Accumulated deficit                                                       (20,786,130)      (17,046,228)
                                                                            ------------      ------------
Total stockholders' equity (deficit)                                           2,417,345        (9,726,558)
                                                                            ------------      ------------
Total liabilities and stockholders' equity (deficit)                        $ 14,578,426      $ 12,348,553
                                                                            ============      ============

See accompanying notes.

                   Dyadic International, Inc. and Subsidiaries

                      Consolidated Statements of Operations

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30                 YEAR ENDED DECEMBER 31
                                                  -------------------------------- ---------------------------------
                                                       2004            2003              2003            2002
                                                  -------------------------------- ---------------------------------
                                                            (UNAUDITED)            (RESTATED - SEE
                                                                                       NOTE 2)

 Net sales                                         $ 12,944,314      $ 11,399,713      $ 16,780,147      $ 10,026,736

Cost of goods sold                                    9,818,967         8,571,195        12,596,925         7,992,294
                                                   ------------      ------------      ------------      ------------
Gross profit                                          3,125,347         2,828,518         4,183,222         2,034,442
                                                   ------------      ------------      ------------      ------------

Expenses:
   Research and development                           2,533,531         2,609,296         3,571,242         3,144,462
   Sales and marketing                                1,373,728         1,248,592         1,749,023         1,141,344
   General and administrative                         2,055,803         1,864,419         2,307,540         2,420,234
                                                   ------------      ------------      ------------      ------------
Total expenses                                        5,963,062         5,722,307         7,627,805         6,706,040
                                                   ------------      ------------      ------------      ------------

Loss from operations                                 (2,837,715)       (2,893,789)       (3,444,583)       (4,671,598)
                                                   ------------      ------------      ------------      ------------

Other income (expense):
   Interest expense, including amortization
     of debt issuance costs on warrant of
     $1,996,875 for the nine months ended
     September 30, 2003 (unaudited) and
     $3,195,000 for the year ended
     December 31, 2003                                 (347,086)       (2,196,732)       (3,498,367)         (205,481)
   Interest income                                        2,576            10,158            12,593           188,648
   Share of income of unconsolidated affiliate               --                --                --            81,927
   Minority interest                                    (67,088)           (6,761)          (14,297)          (40,371)
   Foreign currency exchange losses, net                (55,752)         (131,854)         (236,200)          (93,400)
   Other, net                                            17,987             5,443            10,576           (35,807)
                                                   ------------      ------------      ------------      ------------
Total other income (expense)                           (449,363)       (2,319,746)       (3,725,695)         (104,484)
                                                   ------------      ------------      ------------      ------------

Loss before income taxes                             (3,287,078)       (5,213,535)       (7,170,278)       (4,776,082)

Provision for income taxes                               85,487            58,607            92,944            43,551
                                                   ------------      ------------      ------------      ------------
Net loss                                           $ (3,372,565)     $ (5,272,142)     $ (7,263,222)     $ (4,819,633)
                                                   ============      ============      ============      ============

Net income (loss) applicable to holders of
  common stock                                     $  7,104,737      $ (5,889,502)     $ (8,101,207)     $ (5,656,142)
                                                   ============      ============      ============      ============


Net income (loss) per common share:
   Basic                                           $       0.56      $      (0.47)     $      (0.65)     $      (0.45)
                                                   ============      ============      ============      ============

   Diluted                                         $      (0.23)     $      (0.47)     $      (0.65)     $      (0.45)
                                                   ============      ============      ============      ============

Weighted average shares and equivalent
  shares used in calculating net income
  (loss) per share:
   Basic                                             12,794,096        12,460,806        12,460,806        12,460,806
                                                   ============      ============      ============      ============

   Diluted                                           14,754,768        12,460,806        12,460,806        12,460,806
                                                   ============      ============      ============      ============

See accompanying notes.

                   Dyadic International, Inc. and Subsidiaries

            Consolidated Statements of Stockholders' Equity (Deficit)


                                                COMMON STOCK                             NOTE
                                         --------------------------   ADDITIONAL      RECEIVABLE
                                          NUMBER OF                     PAID-IN     FROM EXERCISE     ACCUMULATED
                                           SHARES         AMOUNT        CAPITAL    OF STOCK OPTIONS     DEFICIT         TOTAL
                                         -----------   ------------   ------------   ------------    ------------    ------------
Balance at December 31, 2001              12,460,806   $     12,461   $  4,183,031   $         --    $ (3,458,879)   $    736,613
   Dividends accrued on
     preferred stock                              --             --             --             --        (800,000)       (800,000)
   Accretion of preferred
     stock issuance costs                         --             --             --             --         (36,509)        (36,509)
   Amortization of deferred
     compensation on
     nonemployee stock options                    --             --         43,830             --              --          43,830
   Exercise of employee stock
     options granted
     by principal stockholder                     --             --         80,000       (350,000)        270,000              --
   Net loss                                       --             --             --             --      (4,819,633)     (4,819,633)
                                         -----------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 2002              12,460,806         12,461      4,306,861       (350,000)     (8,845,021)     (4,875,699)
   Dividends accrued on
     preferred stock                              --             --             --             --        (800,000)       (800,000)
   Accretion of preferred
     stock issuance costs                         --             --             --             --         (37,985)        (37,985)
   Amortization of deferred
     compensation on nonemployee
     stock options                                --             --         55,348             --              --          55,348
   Amortization of debt issuance
     costs on warrant                             --             --      3,195,000             --              --       3,195,000
   Payment of exercise price
     of employee stock
     options to principal stockholder             --             --             --        100,000        (100,000)             --
   Net loss - restated - see Note 2               --             --             --             --      (7,263,222)     (7,263,222)
                                         -----------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 2003
  - restated - see Note 2                 12,460,806         12,461      7,557,209       (250,000)    (17,046,228)     (9,726,558)

Continued on next page.

                   Dyadic International, Inc. and Subsidiaries

                                               COMMON STOCK                            NOTE
                                       --------------------------    ADDITIONAL     RECEIVABLE
                                        NUMBER OF                      PAID-IN     FROM EXERCISE    ACCUMULATED
                                         SHARES         AMOUNT         CAPITAL   OF STOCK OPTIONS     DEFICIT          TOTAL
                                       -----------   ------------   ------------   ------------    ------------    ------------
Unaudited:
   Dividends accrued on
     preferred stock                            --   $         --              $   $         --    $   (350,684)   $   (350,684)
   Accretion of preferred stock
     issuance costs                             --             --             --             --         (16,653)        (16,653)
   Amortization of deferred
     compensation on
     nonemployee stock options                  --             --        252,579             --              --         252,579
   Issuances of common stock in
     a private placement, net of
     expenses of $118,260                1,422,099          1,422      4,615,908             --              --       4,617,330
   Redemption of Series A Preferred             --             --     10,844,639             --              --      10,844,639
   Common stock issued for
     employee bonuses                       18,624             19         61,999             --              --          62,018
   Common stock issued to
     investment bankers                     32,204             32        107,207             --              --         107,239
   Net loss                                     --             --             --             --      (3,372,565)     (3,372,565)
                                       -----------   ------------   ------------   ------------    ------------    ------------

Balance at September
  30, 2004 (unaudited)                  13,933,733   $     13,934   $ 23,439,541   $   (250,000)   $(20,786,130)   $  2,417,345
                                       ===========   ============   ============   ============    ============    ============

See accompanying notes.

                   Dyadic International, Inc. and Subsidiaries

                      Consolidated Statements of Cash Flows

                                                                     NINE MONTHS ENDED
                                                                         SEPTEMBER 30                YEAR ENDED DECEMBER 31
                                                                ----------------------------      ----------------------------
                                                                   2004             2003             2003              2002
                                                                -----------      -----------      -----------      -----------
                                                                         (UNAUDITED)              (RESTATED -
                                                                                                  SEE NOTE 2)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                        $(3,372,565)     $(5,272,142)     $(7,263,222)     $(4,819,633)
Adjustments to reconcile net loss to net cash used in
  operating activities:
   Depreciation and amortization of fixed assets                    365,657          366,408          486,628           94,673
   Amortization of intangible and other assets                       67,599           67,599           90,132           90,112
   Amortization of debt issuance costs on warrant                        --        1,996,875        3,195,000               --
   Minority interest                                                 67,088            6,761           14,297           40,371
   Provision for doubtful accounts                                   23,000          182,229          184,809           35,340
   Share of loss of unconsolidated affiliate                             --               --               --          (81,927)
   Compensation expense on stock options                            252,579           41,511           55,348           75,296
   Changes in operating assets and liabilities:
     Accounts receivable                                           (129,563)        (350,633)        (726,849)        (624,696)
     Inventory                                                   (1,434,032)      (1,738,802)        (856,492)         224,562
     Prepaid expenses and other current assets                     (608,475)         (59,758)          31,511           38,348
     Other assets                                                  (221,247)        (103,020)         (85,359)         (11,350)
     Accounts payable                                             2,015,940          409,534          611,113          299,944
     Accrued expenses                                               116,803          167,785          204,062         (116,063)
     Deferred revenue                                               (45,756)              --           45,756               --
     Income taxes payable                                            82,921           61,400            4,300               --
     Investment in and advances to unconsolidated affiliate              --               --               --         (172,409)
                                                                -----------      -----------      -----------      -----------

Total adjustments                                                   552,514        1,047,889        3,254,256         (107,799)
                                                                -----------      -----------      -----------      -----------

Net cash used in operating activities                            (2,820,051)      (4,224,253)      (4,008,966)      (4,927,432)
                                                                -----------      -----------      -----------      -----------


CASH FLOWS FROM INVESTING ACTIVITIES

Purchases of fixed assets                                           (44,436)         (63,689)        (109,593)      (1,217,859)
Cash paid to acquire additional voting interest in
  unconsolidated affiliate                                               --               --          (30,000)         (70,000)
Net cash acquired from consolidation of affiliate                        --               --               --            9,675
                                                                -----------      -----------      -----------      -----------

Net cash used in investing activities                               (44,436)         (63,689)        (139,593)      (1,278,184)
                                                                -----------      -----------      -----------      -----------


CASH FLOWS FROM FINANCING ACTIVITIES

Repayment of note payable to bank                                        --         (245,222)        (245,222)        (336,679)
Repayment of other notes payable                                     (6,771)          (6,771)          (9,029)              --
Payment of deferred offering costs                                  (37,500)              --               --               --
Net proceeds from issuance of common stock                        4,617,330               --               --               --
Payment for redemption of Redeemable Series A
  convertible preferred stock                                    (1,500,000)              --               --               --
Proceeds from (repayment of) notes payable to stockholders         (104,935)       3,000,000        3,000,000               --
                                                                -----------      -----------      -----------      -----------

Net cash provided by (used in) financing activities               2,968,124        2,748,007        2,745,749         (336,679)
                                                                -----------      -----------      -----------      -----------

Net increase (decrease) in cash and cash equivalents                103,637       (1,539,935)      (1,402,810)      (6,542,295)

Cash and cash equivalents at beginning of period                  1,649,562        3,052,372        3,052,372        9,594,667
                                                                -----------      -----------      -----------      -----------

Cash and cash equivalents at end of period                      $ 1,753,199      $ 1,512,437      $ 1,649,562      $ 3,052,372
                                                                ===========      ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURES

Cash paid for interest                                          $   137,790      $   110,006      $   115,292      $   170,977
                                                                ===========      ===========      ===========      ===========
Cash paid for income taxes                                      $    10,616      $        --      $   158,255      $        --
                                                                ===========      ===========      ===========      ===========
Fair value of warrant recorded as debt issuance costs           $        --      $ 3,195,000      $ 3,195,000      $        --
                                                                ===========      ===========      ===========      ===========
Common stock issued for deferred offering costs                 $   107,239      $        --      $        --      $        --
                                                                ===========      ===========      ===========      ===========

See accompanying notes.

                   Dyadic International, Inc. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 2003
         (Information pertaining to the periods ended September 30, 2004 and 2003 is unaudited)


1.    ORGANIZATION AND OPERATIONS

GENERAL

Dyadic International, Inc. (the Company or Dyadic), based in Jupiter, Florida, with operations in the United States of America, Hong Kong, Poland and The Netherlands, is a developer and distributor of specialty enzymes and related products for sale to the textile, food and feed, starch, pulp and paper and other industries. The Company intends to become a global leader in functional proteomics through the discovery, development and manufacturing of novel products, including enzymes and proteins, derived from the genes of complex living organisms (including humans) found in the earth's biodiversity. Using its proprietary platform technologies for gene discovery and gene expression, Dyadic is developing additional biological products (e.g., proteins, enzymes, polypeptides and small molecules) for use by itself and for applications in large segments of the agricultural, industrial, chemical and pharmaceutical industries.

The Company expects to incur losses over the next several years as it continues to develop its technologies and establish the commercial laboratories and other required infrastructure to exploit these technologies. However, there can be no assurance that the Company's efforts with regard to these matters will be successful.

MERGER, PRIVATE PLACEMENT OF COMMON STOCK AND
   OTHER RELATED TRANSACTIONS

In October and November 2004, the Company entered into and executed several contemporaneous and related transactions (collectively, the Transactions) as described below.

Merger

Effective October 29, 2004, the Company entered into an Agreement of Merger and Plan of Reorganization (the Merger) with CCP Worldwide, Inc., a public reporting company, and its wholly-owned subsidiary, CCP Acquisition Corp. As a result of the Merger, CCP Acquisition Corp. was merged with and into the Company, with the Company being the surviving corporation, and the Company changed its name to Dyadic International (USA), Inc. In turn, CCP Worldwide, Inc. changed its name to Dyadic International, Inc., and stockholders of the Company received, in exchange for Company shares, shares of CCP Worldwide, Inc. on a one-for-one basis.

                   Dyadic International, Inc. and Subsidiaries

1.    ORGANIZATION AND OPERATIONS (CONTINUED)

Concurrently, the Company's officers and directors became the officers and directors of the merged, reorganized entity. A total of 12,580,895 shares of common stock were exchanged in the Merger, including the 300,300 shares placed in escrow in accordance with the Development Agreement discussed in Note 11. The Company's pre Merger obligations to contingently issue common shares in accordance with a real estate acquisition agreement, employee stock options, nonemployee stock options and warrants and convertible debt instruments were also assumed.

The Company has recorded the Merger as the issuance of stock for the net monetary assets of CCP Worldwide, Inc. (which were nil), accompanied by a recapitalization. This accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible assets are recorded. A total of 1,653,138 shares of common stock, representing the aggregate number of shares held by stockholders of CCP Worldwide, Inc. immediately prior to the Merger, have been retroactively reflected as outstanding for all periods presented in the accompanying consolidated financial statements. Additionally, the accompanying consolidated financial statements retroactively reflect the authorized capital stock of CCP Worldwide, Inc. and the resultant change from no par to $0.001 par value on the Company's common stock.

As part of the Transactions, and immediately prior to the Merger, CCP Worldwide, Inc. disposed of its only operating subsidiary as part of a Split-off Agreement between CCP Worldwide, Inc., its wholly owned subsidiary, the Company and a former member of the board of directors of CCP Worldwide, Inc.

As a result of the Merger and the Split-off Agreement, the only business operations of the newly formed Dyadic International, Inc., formerly CCP Worldwide, Inc., are the operations of the Company.

The Company has incurred approximately $336,000 of costs through September 30, 2004 related to the Merger. These costs are included in prepaid expenses and other current assets in the accompanying consolidated balance sheet as of September 30, 2004 (unaudited). The Company will expense all costs related to the Merger in the fourth quarter of the year ending December 31, 2004.

                   Dyadic International, Inc. and Subsidiaries

1.    ORGANIZATION AND OPERATIONS (CONTINUED)

Private Placement

In November 2004, in accordance with Subscription Agreements and a Private Offering Memorandum (the October Offering) dated October 2004, the Company sold 7,629,204 Investment Units, realizing gross proceeds of approximately $25,405,000. An Investment Unit consists of one share of the Company's common stock and one five-year callable warrant to purchase one share of the Company's common stock at $5.50 per share for every two Investment Units purchased. Accordingly, 3,814,602 warrants to purchase the Company's common stock were issued to participants in the October Offering. Concurrently, the Company issued 711,050 warrants to purchase the Company's common stock at $5.50 per share to participants in the Offering completed in July 2004 (see Note 8), as well as 247,730 warrants to purchase the Company's common stock at $5.50 per share and 495,460 warrants to purchase the Company's common stock at $3.33 per share, both to placement agents in the October Offering.

The Company has incurred approximately $311,000 of costs through September 30, 2004 related to the October Offering, including the subsequent registration of the Company's shares issued in the Merger and the October Offering. These costs are included in other assets in the accompanying consolidated balance sheet as of September 30, 2004 (unaudited). The Company will record all costs related to the October Offering in the fourth quarter of the year ending December 31, 2004 as a reduction of additional paid-in capital.

Other Transactions

      Cancellation of Indebtedness

Ancillary to the Merger and October Offering, in November 2004, an additional 367,868 Investment Units were sold to Mark A. Emalfarb through the Mark A. Emalfarb Trust in exchange for the cancellation of the Company's note payable to the Mark A. Emalfarb Trust (see Note 6) with a balance of $1,225,000.

                   Dyadic International, Inc. and Subsidiaries

1.    ORGANIZATION AND OPERATIONS (CONTINUED)

      Modification of Bridge Loan Warrant

As part of the Transactions, the warrant to purchase 1.5 million shares of the Company's common stock issued in connection with the May 2003 $3 million revolving note payable to the Mark A. Emalfarb Trust (see Note 6) was modified to reduce the exercise price from $4.50 to $3.33 per share. Additionally, the Bridge Loan maturity date was extended to January 1, 2007. As a result, approximately $350,000, representing the incremental fair value of the modified warrant as compared to the fair value of the original warrant immediately before the modification (determined using the Black-Scholes option pricing model, using the following assumptions: risk-free interest rate of 3.91%, dividend yield of 0%, expected volatility of 50% and an expected remaining life of 8.6 years, the remaining term of the warrant) will be amortized to interest expense through the new maturity date. The estimated fair value of the original warrant had been fully amortized to interest expense during the year ended December 31, 2003.

      Modification of Convertible Notes

Also as part of the Transactions, the conversion prices with respect to the October 29, 2004 principal and accrued interest balances on the Emalfarb Trust Note and the Francisco Trust Note (see Note 6) were fixed at $3.33 per share, and the due dates were extended to January 1, 2007. As a result of the modification of the conversion price, a beneficial conversion feature totaling approximately $554,000 will be recognized in October 2004.

      Increase in Shares Reserved for Equity Plan

In September 2004, by written consent, the Company's Board of Directors and stockholders approved an increase in the authorized number of shares of common stock under the Equity Plan (see Note 10) from 1,302,989 to 5,152,447.

ORGANIZATIONAL HISTORY

The Boards of Directors of three companies under common control agreed to merge in a transaction that became effective on May 31, 1999, and at that time, the surviving corporation changed its name to Dyadic International, Inc. The merger was accounted for at historical cost in a manner similar to a pooling-of-interest business combination as each entity was under common control at the time of the merger.

                   Dyadic International, Inc. and Subsidiaries

1.    ORGANIZATION AND OPERATIONS (CONTINUED)

In April 2001, the Company formed Dyadic International Sp. z o.o., a Polish corporation, for the purpose of managing and coordinating the Company's contract manufacturing of industrial enzymes in Poland, and to assist in the marketing and distribution of those products.

In January 2003, the Company formed Dyadic Nederland B.V. (BV), a Dutch corporation, and entered into a Cooperation and License Agreement with an unrelated third party to cooperate on an exclusive basis in the development, use and marketing of High Throughput Robotic Screening Systems utilizing fungal organisms.

HISTORICAL RESULTS OF OPERATIONS

The Company has incurred losses from operations during each of the last two years, which, when combined with losses incurred through December 31, 2001, have resulted in an accumulated deficit of approximately $17.0 million, and a stockholders' deficit of approximately $9.7 million as of December 31, 2003.

The Company has attributed these operating results, among other things, to negative trends in the textile enzymes sector, utilization of funds for acquiring and developing assets, including but not limited to intellectual property and proprietary technology, expansion of its operations, establishment of new affiliates, and increased research and development spending. In order to advance its science and to develop new products, the Company has continued to incur discretionary research and development expenditures in 2004. Unaudited interim financial information for the nine months ended September 30, 2004, indicates that the losses are continuing. The Company has historically funded these losses from operations with proceeds from gross profit generated through the sale of its products, external borrowings, borrowings from its stockholders, and sales of preferred and common equity securities. As more fully described in
Note 11, independent foreign and domestic manufacturers conduct contract production of certain products for the Company. The foreign manufacturer must obtain funding to expand its production capacity, and the domestic manufacturer has informed the Company that it will not renew its contract, which is in effect until May 14, 2005. During the year ended December 31, 2003, the Company received a $3 million loan from one of its stockholders, and in 2004, the
Company raised approximately $4.7 million in a private offering of its equity securities ($1.5 million of which was used to redeem all outstanding shares of Series A Preferred stock). The Company will require additional financing to continue to fund its operations (which used net cash of approximately $4.0 million and $4.9 million in 2003 and 2002, respectively) and satisfy its obligations as they come due in the normal course of business.

                   Dyadic International, Inc. and Subsidiaries

1.    ORGANIZATION AND OPERATIONS (CONTINUED)

The Company believes that it will raise sufficient capital to continue to fund its operations and satisfy its obligations as they come due in the normal course of business. The sources of this capital are expected to include proceeds from additional borrowings and sales of preferred and common equity securities.

See Merger, Private Placement of Common Stock and Other Related Transactions.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

RESTATEMENT

The Company has restated the accompanying consolidated financial statements as of and for the year ended December 31, 2003, to correct an error in the recording of certain revenue and expenditure transactions denominated in foreign currencies. This error also resulted in the incorrect costing of the Company's inventory as of December 31, 2003. The Company corrected this error in order to properly value inventory as of December 31, 2003, and to properly record certain revenue and expenditure transactions denominated in foreign currencies based on the published exchange rates on the effective dates of the respective transactions.

The impact of these corrections on certain financial statement captions as of and for the year ended December 31, 2003 follows:


                                                                INCREASE
                                                               (DECREASE)
                                                            ------------------
        Consolidated Balance Sheet Data:
           Inventory                                          $     126,311
           Stockholders' deficit                                   (126,311)

        Consolidated Statement of Operations Data:
           Net sales                                                183,745
           Cost of goods sold                                       242,448
                                                            ------------------
           Gross profit                                             (58,703)
           Expenses
             Research and development                               131,394
           Other income (expense)
             Interest expense                                         3,692
             Foreign currency exchange losses, net                 (320,100)
                                                            ------------------
           Net loss                                           $    (126,311)
                                                            ==================
           Net loss per common share, basic and diluted       $       (0.01)
                                                            ==================

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

UNAUDITED INTERIM RESULTS

The accompanying consolidated financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003 are unaudited; however, in the opinion of management all adjustments (consisting of normal, recurring adjustments) necessary to a fair presentation of the consolidated financial statements for these interim periods have been made. The results of the interim period are not necessarily indicative of the results to be expected for a full fiscal year. The accounting policies described hereafter and disclosed as part of the Company's annual consolidated financial statements have been consistently applied to the Company's unaudited interim consolidated financial statements.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. As described in
Note 7, Dyadic has an 82.5% ownership interest in the outstanding shares of an affiliate that, until June 30, 2002, was accounted for under the equity method because the Company's ownership interest did not constitute a majority of the outstanding voting shares of the affiliate. In July 2002, the Company acquired additional voting rights such that, as of that date, it also owned a majority of the outstanding voting shares of the affiliate. Therefore, the investment in the affiliate was accounted for under the equity method through June 30, 2002, and as a consolidated subsidiary (with an allocation to minority interest) after that date.

CASH AND CASH EQUIVALENTS

The Company considers as cash equivalents all interest-bearing deposits or investments with original maturities of three months or less.

The Company has cash equivalents of approximately $725,000 in money market funds as of December 31, 2003 bearing interest at 0.86% per annum.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORY

Inventory primarily consists of finished goods including industrial enzymes used in the industrial, chemical and agricultural markets and is stated at the lower of cost or market using the first-in, first-out method. Finished goods include raw materials and manufacturing costs, substantially all of which are incurred pursuant to agreements with independent manufacturers. Provision has been made to reduce excess or obsolete inventory to net realizable value.

FIXED ASSETS

Fixed assets are recorded at cost and depreciated and amortized using the straight-line method over their estimated useful lives, which range from five to ten years. Leasehold improvements are amortized over the lesser of their useful lives or the lease terms.

INTANGIBLE ASSETS

Intangible assets include patent and technology acquisition costs which are being amortized using the straight-line method over the twelve-year terms of the patents. No additional costs related to the patents and technology were incurred and capitalized in 2003 or 2002. Accumulated amortization of intangible assets was $288,927 as of December 31, 2003, and amortization expense was $52,128 for each of the years ended December 31, 2003 and 2002. Amortization expense will be approximately the same as in 2003 and 2002 for each of the next 4 years, and will be approximately $44,000 in 2008, when these intangible assets will become fully amortized.

GOODWILL

To apply the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, the Company is required to identify its reporting units. Based on an analysis of economic characteristics and how the Company operates its business, the Company has designated its geographic locations as its reporting units: the United States (which includes the Company's subsidiary in Poland), The Netherlands and Hong Kong. All goodwill is associated with the Hong Kong reporting unit. In accordance with the provisions of SFAS No. 142, the Company was required to perform an impairment review of goodwill as of January 1, 2003 and 2004. This test involved the use of estimates to determine the fair value of

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the Company's Hong Kong reporting unit and the comparison of fair value to the carrying value of the reporting unit. The impairment review as of January 1, 2003 and 2004 was completed and resulted in no goodwill impairment charge.

LONG-LIVED ASSETS

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and establishes a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale.

The Company reviews its long-lived assets, including fixed assets that are held and used in its operations, for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable, as required by SFAS No. 144. If such an event or change in circumstances is present, the Company will estimate the undiscounted future cash flows, less the future outflows necessary to obtain those inflows, expected to result from the use of the asset and its eventual disposition. If the sum of the undiscounted future cash flows is less than the carrying amount of the related assets, the Company will recognize an impairment loss to the extent the carrying value exceeds the fair value. The Company records impairment losses resulting from abandonment in loss from operations. Assets to be disposed of are reclassified as assets held for sale at the lower of their carrying amount or fair value less costs to sell. Write-downs to fair value less costs to sell are reported above the loss from operations line as other expense.

The Company does not believe that the there were any events or changes in circumstances that indicate that the carrying amounts of its long-lived assets may not be recoverable as of December 31, 2003.

RESEARCH AND DEVELOPMENT

Research and development costs related to both present and future products are charged to operations when incurred. Revenue received for research and development is recognized as the Company meets its obligations under the related agreement. The Company recognized $150,000 in research and development revenue for the year ended December 31, 2003, which is included in net sales in the accompanying consolidated statement of operations.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. A deferred tax valuation allowance is established if, in management's opinion, it is more likely than not that all or a portion of the Company's deferred tax assets will not be realized.

NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share has been computed using the weighted-average number of shares of common stock outstanding during the period. In arriving at net income (loss) applicable to common stockholders, accrued preferred stock dividends and accretion of preferred stock issuance costs are deducted for each period presented in which such cumulative preferred stock is outstanding. For the nine months ended September 30, 2004, the excess of the Series A Preferred carrying value at the time of redemption, over the $1,500,000 cash paid for redemption is added to net loss in computing net income applicable to holders of common stock, in accordance with EITF Topic D-42: The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock. For the nine months ended September 30, 2004, the Company has used the if-converted method to calculate the dilutive effect of common stock issuable pursuant to conversion features for purposes of diluted income per share.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following  table  reflects the  calculation  of basic and diluted net income
(loss) per share for the periods presented:


                                                          NINE MONTHS ENDED                    YEAR ENDED
                                                             SEPTEMBER 30                      DECEMBER 31
                                                   --------------------------------- --------------------------------
                                                         2004            2003              2003           2002
                                                   --------------------------------- --------------------------------
                                                             (UNAUDITED)               (RESTATED -
                                                                                       SEE NOTE 2)
Net loss                                             $ (3,372,565)   $ (5,272,142)   $ (7,263,222)   $ (4,819,633)
Plus: Excess carrying value of Series A Preferred
        stock over cash redemption amount              10,844,639              --              --              --
Less: Accrued dividends on preferred stock               (350,684)       (600,000)       (800,000)       (800,000)
      Accretion of preferred stock issuance costs         (16,653)        (27,360)        (37,985)        (36,509)
                                                     ------------    ------------    ------------    ------------
Net income (loss) applicable to holders of
   common stock for basic calculation                   7,104,737    $ (5,899,502)   $ (8,101,207)   $ (5,656,142)
                                                                     ============    ============    ============

Plus: Accrued dividends on preferred stock                350,684
      Accretion of issuance costs                          16,653
      Interest on subordinated convertible notes
        payable                                            47,601
Less: Excess carrying value of Series A Preferred
        over cash redemption amount                   (10,844,639)
                                                     ------------

Net loss applicable to holders of common stock for
   diluted calculation                               $ (3,324,964)
                                                     ============

Weighted average common shares used in computing
  net income (loss) per share:
     Basic                                             12,794,096      12,460,806      12,460,806      12,460,806
                                                                     ============    ============    ============
     Plus: Common shares obtainable upon
             conversion of Series A Preferred           1,611,637
           Common shares obtainable upon
             conversion of subordinated
             convertible notes payable                    349,035
                                                     ------------
     Diluted                                           14,754,768      12,460,806      12,460,806      12,460,806
                                                     ============    ============    ============    ============

Net income (loss) per common share:
     Basic                                           $       0.56    $      (0.47)   $      (0.65)   $      (0.45)
                                                     ============    ============    ============    ============
     Diluted                                         $      (0.23)   $      (0.47)   $      (0.65)   $      (0.45)
                                                     ============    ============    ============    ============

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The  following   potentially  dilutive  securities  were  not  included  in  the calculation of diluted net loss per share as they were anti-dilutive for the respective periods presented:

                                                                 NINE MONTHS ENDED                  YEAR ENDED
                                                                    SEPTEMBER 30                    DECEMBER 31
                                                             -------------------------       -------------------------
                                                               2004             2003            2003            2002
                                                             ---------       ---------       ---------       ---------
                                                                   (UNAUDITED)
Instruments to purchase common stock:
  Stock options outstanding pursuant to the
     Equity Plan (see Note 10)                                 755,000         419,000         415,000         231,000
   Other stock options                                          65,000          65,000          65,000          65,000
   Warrants outstanding (a)                                  1,500,000       1,500,000       1,500,000              --

Common stock issuable pursuant to conversion features:
   Redeemable Series A convertible preferred stock                  --       2,815,333       2,682,000       2,504,222
   Subordinated convertible notes payable                           --         337,474         338,457         334,560
                                                             ---------       ---------       ---------       ---------

Total shares of common stock considered anti-dilutive        2,320,000       5,136,807       5,000,457       3,134,782
                                                             =========       =========       =========       =========

(a)   Issued in connection with Bridge Loan discussed in Note 6.


A total of 300,300 contingently issuable shares under an agreement to conduct research and development activities on behalf of the Company pursuant to the arrangement discussed in Note 11 are also excluded. Such shares of common stock are unearned, nonvested, restricted shares that will be considered outstanding once earned under the agreement. Additionally, the 300,300 shares of common stock potentially issuable under the real estate purchase contract, also discussed in Note 11, are not included in the above amounts as they are not issuable until the purchase contract is closed.

See Note 1 for a description of equity transactions that took place after September 30, 2004, that are expected to have a significant impact on weighted average shares outstanding in the future.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require companies to record stock-based compensation using a fair value-based method. The Company continues to account for stock-based compensation using the intrinsic value-based method prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the estimated market value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Stock option grants to nonemployees are accounted for under the fair value method prescribed by SFAS No. 123, and compensation cost is recognized based on the measurement principles prescribed by EITF Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

The Company's pro forma net loss and pro forma net loss per share, with related assumptions, are disclosed in the following table. This information is presented as if compensation cost for the Company's stock-based compensation plans had been determined based on the estimated fair value of the employee options at the grant dates, consistent with the method prescribed in SFAS No. 123.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                               NINE MONTHS ENDED                            YEAR ENDED
                                                                  SEPTEMBER 30                             DECEMBER 31
                                                        ---------------------------------       ---------------------------------
                                                            2004                 2003                2003                2002
                                                        -------------       -------------       -------------       -------------
                                                                   (UNAUDITED)
Net income (loss) applicable to holders of common
   stock, as reported                                   $   7,104,737       $  (5,889,502)      $  (8,101,207)      $  (5,656,142)
Add: Stock-based employee compensation expense
   included in reported net loss, determined under
   the intrinsic value method                                      --                  --                  --                  --
Deduct: Stock-based employee compensation expense
   determined under the fair value method                    (101,323)           (103,536)           (133,450)            (28,070)
                                                        -------------       -------------       -------------       -------------
Pro forma net income (loss) applicable to holders
   of common stock                                      $   7,003,414       $  (5,993,038)      $  (8,234,657)      $  (5,684,212)
                                                        =============       =============       =============       =============

Net income (loss) per share, as reported:
   Basic                                                $        0.56       $       (0.47)      $       (0.65)      $       (0.45)
                                                        =============       =============       =============       =============
   Diluted                                              $       (0.23)      $       (0.47)      $       (0.65)      $       (0.45)
                                                        =============       =============       =============       =============

Pro forma net income (loss) per share:
   Basic                                                $        0.55       $       (0.48)      $       (0.66)      $       (0.46)
                                                        =============       =============       =============       =============
   Diluted                                              $       (0.23)      $       (0.48)      $       (0.66)      $       (0.46)
                                                        =============       =============       =============       =============


Weighted average fair value of stock options
   granted during the period                            $        1.57       $        1.47       $        1.47       $         --(a)

Principal assumptions:
   Risk-free interest rates                                3.60%-5.09%         3.36%-5.09%         3.36%-5.09%         3.60%-5.09%
   Expected life in years                                           5                   5                   5                   5
   Expected volatility                                             50%                 50%                 50%                 50%
   Expected dividend yield                                          0%                  0%                  0%                  0%

(a) No stock options were granted to employees during the year ended December 31, 2002.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company  recognizes  revenues in accordance with Staff  Accounting  Bulletin
(SAB) No. 104, Revenue Recognition in Financial Statements. SAB No. 104 sets forth four basic criteria that must be met before SEC registrants can recognize revenue. These criteria are: persuasive evidence of an arrangement must exist; delivery had to have taken place or services have had to been rendered; the seller's price to the buyer should be fixed or determinable; and collectibility of the receivable should be reasonably assured. Sales not meeting any of the aforementioned criteria are deferred. Sales are comprised of gross revenues less provisions for expected customer returns, if any. Reserves for estimated returns and inventory credits are established by the Company, if necessary, concurrently with the recognition of revenue. The amounts of reserves are established based upon consideration of a variety of factors, including estimates based on historical returns.

FOREIGN CURRENCY TRANSLATION AND EXCHANGE

The financial statements of the Company's foreign subsidiaries have been translated into United States dollars in accordance with SFAS No. 52, Foreign Currency Translation. Assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average rates prevailing during the period. Certain accounts receivable from customers are collected and certain accounts payable to vendors are payable in foreign currencies. These amounts are translated at year-end exchange rates. Net translation adjustments and realized exchange gains and losses are included as a component of foreign currency exchange losses, net, in the accompanying consolidated statements of operations.

SHIPPING AND HANDLING

Shipping and handling charges that are billed to and reimbursed by the customer are included in revenues. Shipping and handling costs associated with the delivery of inventory to customers are included in cost of goods sold.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain amounts in the 2002 consolidated financial statements have been reclassified to conform with the 2003 presentation.

REPORTING COMPREHENSIVE LOSS

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, except for those resulting from investments by owners and distributions to owners. The presentation of comprehensive loss required by SFAS No. 130, Reporting Comprehensive Income, is not required in the accompanying consolidated financial statements as the Company has no material components of accumulated other comprehensive loss.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company uses various methods and assumptions to estimate the fair value of each class of financial instrument. Due to their short-term nature and measurement, the carrying value of cash and cash equivalents, accounts receivable, accounts payable and notes payable approximate fair value. The fair value of the Company's Redeemable Series A Convertible Preferred Stock closely approximates liquidation value (see Note 9). The Company's other financial instruments are not significant.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CREDIT RISK

Financial instruments which potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable (see Note
3). The Company invests its excess cash in money market funds. The money market funds represent an interest in low risk U.S. Government obligations. The Company's investments are not insured or guaranteed by the U.S. Government, the Federal Deposit Insurance Corporation or any other government agency.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure an amendment of FASB Statement No. 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 also does not permit the prospective method of transition for changes to the fair value method, previously allowed in SFAS No. 123. The Company adopted the disclosure provisions of SFAS No. 148 in 2002. The Company currently applies the intrinsic-value method for accounting for employee stock-based compensation.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some cases), whereas many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 had no impact on the Company's financial position or results of operations as the Company's Redeemable Series A Preferred Stock did not fall within the scope of SFAS No. 150.

                   Dyadic International, Inc. and Subsidiaries

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN No. 46) and a revised interpretation of FIN No. 46 (FIN No. 46-R) in December 2003, to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. Prior to FIN No. 46, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interest. FIN No. 46 changed that by requiring a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate but in which it has a significant variable interest. The consolidation requirements of FIN No. 46-R apply immediately to variable interest entities created after December 31, 2003, and to existing variable interest relationships in the first reporting period that ends after March 15, 2004. Certain of the disclosure requirements apply to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The Company does not have any entities that require disclosure or new consolidation under FIN No. 46-R. As a result, the adoption of FIN No. 46-R did not impact the Company's financial position or results of operations.

3. CONCENTRATIONS

The Company's credit risks consist primarily of uncollateralized accounts receivable from customers in the textile and other industries. The Company performs periodic credit evaluations of its customers' financial condition and provides allowances for doubtful accounts as required. The Company purchases credit insurance to partially mitigate losses on certain accounts receivable from foreign customers.

                   Dyadic International, Inc. and Subsidiaries

3.    CONCENTRATIONS (CONTINUED)

Sales to certain customers have accounted for 10% or more of the Company's net sales for the years ended December 31, 2003 and 2002 as follows, expressed as a percentage of the corresponding consolidated totals:


                                       NINE MONTHS ENDED                 YEAR ENDED
                                         SEPTEMBER 30                    DECEMBER 31
                                   ---------------------------- ------------------------------
                                      2004           2003            2003          2002
                                   ---------------------------- ------------------------------
                                          (UNAUDITED)            (RESTATED-
                                                                 SEE NOTE 2)
         Customer:
            Company A sales            10%            12%             14%           14%
            Company B sales             8%            20%             18%           19%



Accounts receivable from Company A and Company B were 14% and 18%, respectively, of total accounts receivable as of December 31, 2003. Customer A's sales and accounts receivable are included in the Company's U.S. operating segment and Customer B's sales and accounts receivable are included in the Company's Hong Kong operating segment.

The Company conducts operations in Hong Kong, Poland and The Netherlands through its foreign subsidiaries. The net assets (liabilities) of the Hong Kong, Polish and Netherlands subsidiaries as of December 31, 2003, totaled approximately $470,000, $(5,500) and $(964,000), respectively.

The Company generates a large portion of its revenues from customers that are located outside the U.S. Revenues from external customers attributed to foreign countries, defined as the location of the corporate office of those customers, totaled $14,603,451 and $7,405,310 for the years ended December 31, 2003 and 2002, respectively.

                   Dyadic International, Inc. and Subsidiaries

4.    FIXED ASSETS

Fixed assets, net consist of the following as of December 31, 2003:

         Vehicles                                               $    124,274
         Lab and manufacturing equipment                           1,563,036
         Office furniture and equipment                              316,834
         Leasehold improvements                                      103,896
                                                                ---------------
                                                                   2,108,040
         Less accumulated depreciation and amortization             (911,096)
                                                                ---------------
                                                                $  1,196,944
                                                                ===============

Depreciation and amortization of fixed assets for the years ended December 31, 2003 and 2002, were $486,628 and $94,673, respectively.

5.    ACCRUED EXPENSES

Accrued expenses consist of the following at December 31, 2003:

         Payroll and related costs                              $    407,899
         Professional fees                                           395,498
         Research and development                                    261,564
         Other                                                       200,204
                                                                ---------------
                                                                $  1,265,165
                                                                ===============

Accrued research and development consists of costs related to agreements to conduct research and development activities on behalf of the Company and the Company's Cooperation and License Agreement, as discussed in Note 11. Other accrued expenses include approximately $28,000 of accrued interest due to the Mark A. Emalfarb Trust (see Note 6).

                   Dyadic International, Inc. and Subsidiaries

6.    LONG-TERM LIABILITIES

Long-term liabilities consist of the following at December 31, 2003:

         Notes payable to stockholders, including accrued interest:

            Loan payable with a rate of 8% as of December 31, 2003 to Mark A.
              Emalfarb Trust (Bridge Loan), secured by all assets of the Company, principal and accrued interest due January 2005. Maturity date extended to January 1, 2007 in connection with the transactions
              described in Note 1.                                                        $   3,126,104

            Note payable with an allowed original principal of $2,000,000 with a rate of 9% as of December 31, 2003, to Mark A. Emalfarb Trust, secured by all assets of the Company, maturity date extended to January 2005.
              Cancelled in November 2004 through the sale of Investment Units in the
              October 2004 Offering (see Note 1).                                             1,225,000

            Subordinated convertible note payable to Mark A. Emalfarb Trust
              (Emalfarb Trust Note), secured by all assets of the Company, in the original principal amount of $750,766, dated May 2001, interest at the
              Applicable Federal Funds Rate, adjusted each January 1 (0.98% at
              December 31, 2003), principal and accrued interest due March 2011, or earlier upon a Qualified Public Offering, Liquidation Event, repurchase by payor or Conversion of all Series A Preferred Stock into
              Common Stock. Maturity date modified to January 1, 2005 and interest rate adjusted to 6% in connection with the 2004 private offering (see
              Note 8). Maturity date extended to January 1, 2007 in connection with
              the transactions described in Note 1.                                             807,747

            Subordinated  convertible  note  payable to  Francisco  Trust  u/a/d
              February 28, 1996 (the Francisco  Trust)  (Francisco  Trust Note),
              secured by all assets of the Company,  in the  original  principal amount of  $664,838,  dated May 2001,  interest at the  Applicable
              Federal Funds Rate, adjusted each January 1 (0.98% at December 31,
              2003),  principal and accrued  interest due March 2011, or earlier upon a Qualified Public Offering, Liquidation Event, repurchase by payor or  Conversion  of all Series A Preferred  Stock into Common
              Stock. Maturity date modified to January 1, 2005 and interest rate adjusted to 6% in connection  with the 2004 private  offering (see
              Note 8). Maturity date extended to January 1, 2007  in  connection
              with the transactions described in Note 1.                                        715,311
                                                                                        -------------------
                                                                                           $  5,874,162
                                                                                        ===================

            Subordinated  notes  payable to the  Company's  President  and Chief
              Executive  Officer and the minority  stockholders of a subsidiary, interest at a weighted  average  rate of 5.6% as of  December  31,
              2003, no fixed repayment terms, classified as current.                      $     327,167
                                                                                        ===================


         Other notes payable                                                              $       6,771
         Less - current portion                                                                  (6,771)
                                                                                        -------------------
                                                                                          $           -
                                                                                        ===================

                   Dyadic International, Inc. and Subsidiaries

6.    LONG-TERM LIABILITIES (CONTINUED)

On May 29, 2003, the Company obtained a $3 million  revolving note from the Mark
A. Emalfarb Trust, bearing interest at 8% per annum, with all unpaid principal and interest originally due on January 2, 2004, and extended to January 1, 2005 on February 13, 2004. The loan is collateralized by a security interest in all of the Company's assets. The Mark A. Emalfarb Trust was also granted a warrant to purchase up to 1.5 million shares of the Company's common stock at the lesser of $4.50 per share or the Series A Preferred conversion price, expiring ten years from the date of grant (the Bridge Loan Warrant). The Company recorded the fair value of the Bridge Loan Warrant in 2003 as a cost of issuing the revolving note, and amortized this fair value, which totaled $3,195,000, to interest expense in 2003. The fair value of the warrant was determined using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.33%, dividend yield of 0%, expected volatility of 50% and an expected life of 10 years (the maximum contractual term). Accrued interest on the revolving note payable is $126,104 and is included in the principal amount of the note as of December 31, 2003.

The $1,225,000 note payable to Mark A. Emalfarb Trust carries financial covenants and the maturity date is January 1, 2005. Interest expense on this note payable totaled approximately $110,000 for each of the years ended December 31, 2003 and 2002. Accrued interest on this note payable totaled approximately $28,000 as of December 31, 2003, and is included in accrued expenses in the accompanying consolidated balance sheet.

Interest expense on the subordinated convertible notes payable was approximately $18,000 and $29,000 for the years ended December 31, 2003 and 2002, respectively. Accrued interest on the subordinated convertible notes payable totaled approximately $108,000 as of December 31, 2003 and is included in the principal amount of the subordinated convertible notes payable in the accompanying consolidated balance sheet.

The notes payable and accrued interest due on the subordinated convertible notes payable are convertible in whole or part into shares of the Company's common stock at any time, at a conversion price equal to fair market value of the Company's common stock.

Mark A. Emalfarb Trust and Francisco Trust are major stockholders of the Company and are trusts benefiting the Company's President and Chief Executive Officer, and his wife and children.

                   Dyadic International, Inc. and Subsidiaries

6.    LONG-TERM LIABILITIES (CONTINUED)

The subordinated notes payable to the Company's President and Chief Executive Officer and the minority stockholders of a subsidiary are collateralized by the subsidiary's accounts receivable and inventories. Interest expense on these subordinated notes payable was $11,425 and $16,230 for the years ended December 31, 2003 and 2002, respectively, and accrued interest of $123,724 is included in the principal amount of the subordinated notes payable as of December 31, 2003.

7.    INVESTMENT IN AFFILIATE

In October 1998 (the Completion Date), the Company entered into an agreement (the Agreement) with a foreign textile, chemical and enzyme business to form a venture. The Company purchased, directly from two investors (the Sellers), who at that time owned a 95% interest, 70% of the outstanding shares in the affiliate for $536,882, which included transaction costs. As described below, the Company could only vote 25% of the outstanding shares of the affiliate. The amount by which the Company's original investment exceeded its proportionate share of the affiliate's net assets was initially being amortized over a twenty-four-year period using the straight-line method.

On January 18, 2000, the Company obtained an additional 12.5% of the outstanding shares of the affiliate, thereby increasing its then existing voting rights from 25% to 37.5%, and its ownership interest from 70% to 82.5%. These shares were obtained by the Company from one of the Sellers for nominal consideration in connection with the termination of a service agreement between the affiliate and one of the Sellers. In July 2002, the Company and the Sellers entered into an agreement that resulted in the Company increasing its voting rights from 37.5% to 62.5%. The additional voting rights were obtained from one of the Sellers for consideration of $100,000, with $20,000 paid upon execution of the agreement, and the remainder payable in equal installments of $10,000 through March 2003. The amount was paid in its entirety during 2003.

The Company can only vote 62.5% of the total outstanding shares of the affiliate until it pays for additional voting rights. The Company has an option to purchase the additional voting rights on the remaining 20% of the total outstanding shares of the affiliate for a total of $400,000. This option can be exercised in $20,000 increments for each 1% of the additional voting rights. This option must be exercised once the affiliate reaches $900,000 in cumulative profit, as defined. Through December 31, 2003, and September 30, 2004 (unaudited), this cumulative profit target has not been attained.

                   Dyadic International, Inc. and Subsidiaries

7.    INVESTMENT IN AFFILIATE (CONTINUED)

Each of the Sellers has agreed not to sell or otherwise transfer ownership in their remaining shares of the affiliate for a period of 20 years after the Completion Date without prior written consent of the Company.

For a period of 20 years after the Completion Date, the Company has a call option over any shares (presently 12.5% of the total outstanding shares) of the affiliate owned by the Sellers, exercisable after the above described $400,000 of remaining consideration has been paid, but not earlier than two years after the Completion Date, to purchase any shares of the affiliate owned by the Sellers. The exercise price is based on the results of operations of the affiliate for the 12 months preceding the exercise date.

Through December 31, 2003, neither the Company nor the Sellers have exercised any of the above described options.

As more fully described in Note 2, effective July 1, 2002, the Company accounted for its investment in the affiliate as a consolidated subsidiary. As such, the following disclosures do not include information related to the affiliate as of December 31, 2003 and 2002, or for the period from July 1, 2002 to December 31, 2003.

The Company sells inventory and extends trade credit to the affiliate. Sales to the affiliate for the period from January 1, to June 30, 2002 were $213,537.

The following is a condensed summary of financial information for the affiliate for the period from January 1, to June 30, 2002:

         Statement of operations data:
            Revenues                                      $    2,524,379
            Net income                                            99,306

                   Dyadic International, Inc. and Subsidiaries

8.    STOCKHOLDERS' EQUITY (DEFICIT)

DESCRIPTION

In December 2000, the Company amended its Articles of Incorporation to authorize the issuance of 150,000,000 shares of capital stock, consisting of 100,000,000 shares of no par value common stock and 50,000,000 shares of no par value preferred stock, and effected a recapitalization in the form of a 4,697.0408 for one split of all then outstanding shares of common stock. A total of 3,111,110 shares of the Company's common stock are reserved for issuance upon conversion of the Redeemable Series A Convertible Preferred Stock.

In March 2004, the Company amended its Articles of Incorporation to designate a total of 3,111,110 shares of the Company's Preferred Stock as Series A Preferred Stock and 2,222,222 shares of the Company's Preferred Stock as Series B Preferred Stock.

ISSUANCES OF COMMON STOCK

In July 2004, the Company completed a private offering (pursuant to a Term Sheet dated April 1, 2004) of its common and preferred equity securities, and raised gross proceeds of $4.7 million. The equity securities were offered as an Investment Unit, with each unit consisting of two shares of common stock and one share of Series B Preferred Stock, at a price of $10 per unit. The Company used $1.5 million of the proceeds from this offering to redeem all outstanding shares of Series A Preferred (see Note 9). Holders of the Series B Preferred Stock are entitled to receive noncumulative dividends at the rate of 8% per annum when and as declared by the Company's Board of Directors, have certain preferences in liquidation, and have voting rights identical to those of the holders of the Company's common stock. All of the outstanding shares of Series B Preferred Stock automatically converted into an equal number of shares of common stock upon closing of the private offering. After giving effect to the automatic conversion of the Series B Preferred Stock, a total of 1,422,099 shares of common stock were issued in connection with this offering. If the Company completes an additional private offering of its common shares pursuant to the Confidential Offering Memorandum described below, the Company will grant the purchasers of these Investment Units warrants to acquire a total of 711,050 shares of the Company's common stock at $5.50 per share.

In July 2004, the Company issued 18,624 shares of its common stock to certain employees for payment of a portion of accrued bonuses in the amount of $62,018.

                   Dyadic International, Inc. and Subsidiaries

8.    STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

On June 15, 2004, the Company entered into an Engagement Agreement with two investment bankers to furnish corporate finance and investment banking services to the Company, including, but not limited to assisting the Company in preparing and distributing a Confidential Offering Memorandum, identifying suitable potential investors and identifying and evaluating potential candidates for a business combination transaction. The initial term of the Engagement Agreement ends on November 5, 2004, but may be extended under certain circumstances. The investment bankers will receive a cash payment of $37,500, reimbursement of up to $60,000 of out-of-pocket expenses, and if a transaction is completed, a cash fee equal to 7% (10% in certain circumstances) of gross proceeds raised, shares of the Company's common stock and warrants to acquire shares of the Company's common stock. In July 2004, pursuant to this Engagement Agreement, the Company awarded each of its two investment bankers 16,102 shares of its common stock valued at $53,620. Such amount is included in other assets in the accompanying unaudited September 30, 2004 consolidated balance sheet.

On June 23, 2004, the Company executed a Term Sheet with another investment banker pursuant to which this investment banker would assist in connection with the structuring and concurrent consummation of a reverse triangular merger between the Company and a public company, and a private placement of the securities (common stock and warrants) of the merged entity (see Note 1).

9.    REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK

On May 25, 2001, pursuant to a Convertible Preferred Stock Purchase Agreement, the Company sold 2,222,222 shares of newly authorized and designated Redeemable Series A Convertible Preferred Stock (the Series A Preferred) to several unrelated investors for approximately $10,000,000. Holders of these shares maintain certain preferences in liquidation and have voting and other rights with respect to the composition of the Company's Board of Directors. An additional 888,888 shares of Series A Preferred are reserved for issuance as dividends.

                   Dyadic International, Inc. and Subsidiaries

9.    REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED)

In addition, holders of Series A Preferred are entitled to receive annual dividends at the rate of $0.36 per share (8%). No dividends will be paid until the earlier of (i) two years, (ii) a Liquidation Event, as defined, (iii) the consummation of an underwritten Public Offering, as defined, (iv) the conversion into common stock of all of the Series A Preferred of the holder or (v) the date on which the preferred shares are acquired by the Company. Upon the consummation of a Qualified Public Offering, as defined, if prior to any of the events in items (i) through (v), all dividends accrued will be extinguished. Dividends on the Series A Preferred may be paid in cash or with Series A Preferred shares, at the Company's option. In addition, upon the consummation of a Qualified Public Offering, Series A Preferred shares will automatically convert into common stock on a one-for-one basis, subject to adjustment as defined in the Convertible Preferred Stock Purchase Agreement. In certain circumstance, holders also have the option to require the Company to redeem for cash any outstanding shares of Series A Preferred beginning in May 2006. Accordingly, the Series A Preferred and accrued dividends are not reflected as a component of stockholders' equity (deficit).

Issuance costs are being accreted up to the Series A Preferred liquidation value, which is equal to the Original Purchase Price plus all accrued and unpaid dividends, and are being charged to accumulated deficit over a 60-month period. At that time, if the Company has not completed a Qualified Public Offering or merger, as defined, then each holder of Series A Preferred can exercise a Put Option, requiring the Company to purchase all Series A Preferred shares outstanding.

On October 24, 2003, the Company and the holders of the Series A Preferred entered into a Conditional Consent and Waiver to Placement of Securities of Dyadic International, Inc. (the Consent and Waiver) to induce the Company to continue its efforts to conclude a private placement which raises at least $2.0 million for the Company, and to induce prospective investors in the Company to engage in negotiations with the Company pertaining to a private placement. The Consent and Waiver was subject to certain conditions which included the receipt by the Company of proceeds from the sale of Series B Preferred of at least $2.0 million under terms substantially similar to the holders of Series B Preferred as the rights, privileges and preferences of the holders of Series A Preferred. The Consent and Waiver would have resulted in acceptance by Series A investors of common stock for dividends accrued to date; termination of the continuing accrual of dividends; subordination of Series A Preferred Stock to Series B Preferred Stock (and any accrued but unpaid Series B Preferred Stock dividends) in the event of

                   Dyadic International, Inc. and Subsidiaries

9.    REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK (CONTINUED)

a liquidation, dissolution or winding up of the Company; elimination of one of two seats on the Company's Board of Directors; and a one-time wavier of anti-dilution rights by Series A Preferred investors.

In February 2004, the holders of the Series A Preferred offered to sell at least 80% of the outstanding shares of Series A Preferred to the Company, and in March 2004, the Company and the holders of the Series A Preferred entered into a Redemption Agreement that resulted in the Company redeeming all of the outstanding shares of Series A Preferred, including accrued and unpaid dividends thereon, for a cash payment of $1.5 million in June 2004.

Changes in the Series A Preferred for the years ended December 31, 2003 and 2002, and for the nine months ended September 30, 2004 (unaudited) are as follows:

                                                                           SERIES A PREFERRED STOCK,
                                                                                 NO PAR VALUE
                                                                     --------------------------------------
                                                                      NUMBER OF SHARES       AMOUNT
                                                                     --------------------------------------
         Balance at December 31, 2001                                      2,222,222     $     10,302,808
            Accretion of issuance costs                                           --               36,509
            Dividends                                                             --              800,000
                                                                     --------------------------------------
         Balance at December 31, 2002                                      2,222,222           11,139,317
            Accretion of issuance costs                                           --               37,985
            Dividends                                                             --              800,000
                                                                     --------------------------------------
         Balance at December 31, 2003                                      2,222,222           11,977,302
         Unaudited:
            Accretion of issuance costs                                           --               16,653
            Dividends                                                             --              350,684
            Redemption - June 2004:
              Reversal of unaccreted issuance costs                               --               75,039
              Reversal of accumulated dividends                                   --           (2,419,678)
              Share redemption                                            (2,222,222)         (10,000,000)
                                                                     --------------------------------------
         Balance, September 30, 2004 - unaudited                                  --     $             --
                                                                     ======================================

                   Dyadic International, Inc. and Subsidiaries

10.   STOCK OPTIONS

Effective  May 2001,  the Company  adopted the Dyadic  International,  Inc. 2001
Equity Compensation Plan (the Equity Plan) under which 1,302,989 shares of common stock were reserved for issuance (see Note 1). All employees, as well as members of the Company's Board of Directors and Key Advisors, as defined, are eligible to participate in the Equity Plan. Under the Equity Plan, the Company may issue incentive stock options and nonqualified stock options to purchase shares of common stock, or the Company may issue shares of common stock. Such shares, if issued, may be subject to restrictions, as disclosed in the Equity Plan. In addition to stock options and stock grants, the Equity Plan allows for the issuance of Performance Units to an employee or Key Advisor. Each Performance Unit represents the right to receive an amount, in cash or in the Company's common stock, as determined by a committee of the Company's Board of Directors (the Committee), based on the value of the Performance Unit, if established performance goals are met.

The Equity Plan limits the stock options, shares of common stock and Performance Units to be granted under the Equity Plan to 100,000 options, shares issued or Performance Units per individual per calendar year or Performance Period, respectively, as defined. The Committee determines the term and exercisability of options; however, the term is not to exceed 10 years. A summary of activity relating to grants under the Equity Plan, grants by the Francisco Trust, and grants of 65,000 options to nonemployees prior to the Equity Plan's adoption follows:

                                                          2003                           2002
                                              ------------------------------ ------------------------------
                                                               WEIGHTED                       WEIGHTED
                                                                AVERAGE                        AVERAGE
                                                               EXERCISE                       EXERCISE
                                                  SHARES         PRICE           SHARES         PRICE
                                              ------------------------------ ------------------------------
         Outstanding at beginning of year          371,000      $  4.15           597,500      $  3.45
            Granted                                219,500         4.50                 -         -
            Exercised                                    -         -             (200,000)       (2.00)
            Canceled                               (35,500)        4.50           (26,500)       (4.50)
                                              ------------------------------ ------------------------------
         Outstanding at end of year                555,000      $  4.23           371,000      $  4.15
                                              ============================== ==============================

         Exercisable at end of year                327,967      $  4.12           190,100      $  3.84
                                              ============================== ==============================

                   Dyadic International, Inc. and Subsidiaries

10.   STOCK OPTIONS (CONTINUED)

Information about stock options outstanding at December 31, 2003, is as follows:

                                      OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                        -----------------------------------------------------------------------------------
                                             WEIGHTED
                              NUMBER          AVERAGE       WEIGHTED          NUMBER          WEIGHTED
                          OUTSTANDING AT     REMAINING       AVERAGE      EXERCISABLE AT       AVERAGE
            EXERCISE       DECEMBER 31,     CONTRACTUAL     EXERCISE       DECEMBER 31,       EXERCISE
              PRICE            2003        LIFE (YEARS)       PRICE            2003             PRICE
         --------------------------------------------------------------------------------------------------
              $ 2.00            50,000           -            $  2.00           50,000          $ 2.00
              $ 4.50           505,000         3.36           $  4.50          277,967          $ 4.50

On July 8, 2003, the Company granted 219,500 stock options to several employees, consultants and scientific advisors, at an exercise price of $4.50 per share. As of December 31, 2003, a total of 822,989 shares were available for issuance under the Equity Plan (see Note 1).

During 2001, concurrent with the issuance of preferred stock (see Note 9), options granted to employees prior to the Equity Plan's adoption were cancelled and replaced by options to purchase shares of the Company's common stock from the Francisco Trust (see Note 6). Authoritative accounting literature requires that such options be treated as though they were options granted by the Company.

Accordingly, such options are reflected in the above tables and concurrent with the cancellation and reissuance of such options by the Francisco Trust, a new measurement date has been established in which to compute compensation expense relating only to those options replaced, measured as the difference between the fair market value of the options granted by the Francisco Trust and the exercise price of those options. A summary of such transactions follows:

      o Under a 1996 employment agreement with an officer of the Company, 200,000 options to purchase shares of the Company's Common Stock were granted. In May 2001, such options were cancelled and replaced by options granted by the Francisco Trust at the same exercise price, but below the then current fair market value. The options were fully vested and the transaction resulted in $320,000 of compensation expense, which was included in the December 31, 2001 consolidated statement of operations. In December 2002, the officer exercised this stock option and paid the exercise price of $400,000 to the Francisco Trust in the form of a $50,000 cash payment and a $350,000 non-recourse note, bearing interest at 6% per annum, calculated and payable on December 31 of each year, principal of $100,000 payable before December 31, 2003, and principal of $250,000

                   Dyadic International, Inc. and Subsidiaries

10.   STOCK OPTIONS (CONTINUED)

            payable before December 31, 2004, pre-payable as to all or any portion of the balance at any time prior to the due date. The issuance of the note extended the original option term. During the year ended December 31, 2003, the $100,000 scheduled principal payment, including accrued interest, was made. The principal balance is secured only by the shares of common stock sold to the officer, and accrued interest is secured by all the officer's personal assets. The remeasurement of compensation cost at the time of the exercise of this stock option resulted in no additional compensation expense.

      o During 1999, the Company granted a stock option to an employee providing the employee with an option to purchase 50,000 shares of the Company's common stock, with exercise prices between $2.00 and $3.00 per share, dependent upon whether certain production levels were attained. Options to purchase this stock were to vest on the later of December 31, 2002, or on the date that a production goal was met. This option must be exercised within one year from the latter of this vesting date or the date the Company completes an underwritten pubic offering. Excess, if any, of fair market value over the exercise price on the vesting date would be recorded as compensation expense. In May 2001, these stock options were cancelled and replaced by stock options granted by the Francisco Trust. The options granted in 2001 carried the same provisions as the options granted in 1999. In 2001, the Company determined that the conditions required for use of a $2.00 per share exercise price were met, and the Company recognized $80,000 of compensation expense at that time.

      o In May 2000, the Company entered into a two-year employment agreement with its Vice President, Marketing - Biotechnology, granting options to purchase 25,000 shares of the Company's common stock for 110% of the initial public offering price in the event of an initial public offering. In May 2001, these stock options were cancelled and replaced by stock options granted by the Francisco Trust at a fixed exercise price of $4.50 per share, which was not below the estimated fair market value of the options on the date of grant. Accordingly, no compensation expense has been recorded relating to this grant.

                   Dyadic International, Inc. and Subsidiaries

10.   STOCK OPTIONS (CONTINUED)

In 2003 and 2001, and during the nine months ended September 30, 2004, the Company issued options to other nonemployee consultants and advisors for services. In accordance with SFAS No. 123, such options are recorded at fair value, using the Black-Scholes option pricing model with the following assumptions: risk free interest rate of 3.33% in 2003, 5.45% in 2001 and 4.35% to 5.09% for the nine months ended September 30, 2004, dividend yield of 0%, expected volatility of 50% and an expected life of five years (the maximum contractual term). Compensation cost related to these options is reflected in the accompanying consolidated financial statements as follows:

                                                    NINE MONTHS ENDED                  YEAR ENDED
                                                      SEPTEMBER 30                     DECEMBER 31
                                            -------------------------------- -------------------------------
                                                  2004           2003             2003           2002
                                            ----------------------------------------------------------------
                                                      (UNAUDITED)
         Research and development             $     28,349     $   23,018       $   30,691     $   31,309
         General and administrative                224,230         18,493           24,657         12,521
                                            -------------------------------- -------------------------------
                                              $    252,579     $   41,511       $   55,348     $   43,830
                                            ================================ ===============================


11.   COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENT

In 2001, the Company entered into an Employment Agreement with Mark A. Emalfarb, the Company's President and Chief Executive Officer. The agreement commenced on April 1, 2001, and terminates on March 30, 2004, but renews for an additional two years unless one party gives written notice 60 days prior to March 30, 2003. Written notice was not issued by either party. The agreement provides for an annual base salary of $300,000 and the payment of an annual bonus (based on goals and objectives to be agreed upon by the Board and Mr. Emalfarb) for each fiscal year or portion of a fiscal year, including but not limited to research and other business milestones, sales, profitability or cash flow goals. The Company agrees to cause the Committee to grant Mr. Emalfarb options to the same extent as the Committee grants to other senior executives of the Company and on the same terms and conditions.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The agreement also provides for the participation in all benefit plans, practices, policies and programs provided by the Company such as (including, without limitation, reimbursement of business related expenses, vacation, medical, prescription, dental, disability, retirement, salary continuance, employee life insurance, group life insurance, and accidental death and travel accident insurance plans and programs) generally available to other senior executives of the Company, and for other employee benefits.

If, during the employment period, the Company terminates Mr. Emalfarb's employment, other than for cause or disability or by reason of Mr. Emalfarb's death or by reason of the failure of the Company to renew the Employment Agreement, or if Mr. Emalfarb terminates employment for good reason, the Company shall provide Mr. Emalfarb with annual base salary and all benefits received by Mr. Emalfarb as of the date of termination for a period of one year from the date of termination.

EMPLOYEE BENEFIT PLAN

The Company has a 401(k) defined contribution plan in which all employees are eligible to participate. Participants may elect to defer up to 25% of compensation up to a maximum amount determined annually pursuant to Internal Revenue Service regulations. The Company elected not to provide for matching employer contributions for the years ended December 31, 2003 and 2002.

MANUFACTURING AGREEMENTS

The Company entered into an agreement (the Manufacturing Agreement) in October 1999, under which the Company and a foreign manufacturer have established the terms for the foreign manufacturer to conduct contract production of certain products for the Company. The production process is conducted by the foreign manufacturer at its facilities. The Company provides the foreign manufacturer with all technical and technology information, instructions and procedures available to the Company and necessary for the production, packing and testing of the product.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Manufacturing Agreement requires the payment of monthly charges based on capacity usage, ultrafiltration costs, disposal costs, raw material costs and reimbursement of plant modification costs. In July 2001, the Company agreed to pay a total of approximately $1.6 million in plant modification costs in monthly installments of $26,713, plus LIBOR (2.1% at December 31, 2003), over a seven-year period. Payments are denominated in Euros. Remaining minimum payments under the Manufacturing Agreement, including interest at the December 31, 2003 LIBOR rate, are as follows:

     Year ending December 31,
           2004                                         $      353,317
           2005                                                344,864
           2006                                                336,410
           2007                                                327,957
           2008                                                101,440
                                                        -----------------
                                                        $    1,463,988
                                                        =================


The Manufacturing Agreement is being accounted for as a service agreement. Accordingly, annual payments are reflected as a component of cost of goods sold in the annual period in which each payment is due.

The Company has made a request of its product manufacturer to expand production capacity in order to produce higher volumes of existing and new products. In January 2004, the Company concluded an agreement with the manufacturer to provide an additional 250 M3 (cubic meters) of fermentation capacity and associated recovery capacity with the capital necessary for this expansion to be provided by the manufacturer. If the manufacturer cannot obtain the funding necessary to provide the needed capital to honor its obligation to the Company under the Manufacturing Agreement (and the Company presently has concern on this issue), this will negatively affect the Company's ability to meet its production requirements and therefore impact its financial position, results of operations and cash flows.

The Company has entered into an agreement whereby a domestic manufacturer will produce and store various products for the Company. The current contract is in effect until May 14, 2005, and provides the Company with access to fermentation capacities and storage facilities.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company has been informed that the domestic manufacturer will not renew the contract, and the Company is presently seeking other manufacturing capacity alternatives in addition to the request of the foreign manufacturer discussed above. Although there are no assurances, certain products at present can be produced only by the domestic manufacturer but the Company expects that those products will be in production by the foreign manufacturer prior to the contract expiration date.

AGREEMENTS TO CONDUCT RESEARCH AND DEVELOPMENT ACTIVITIES ON
   BEHALF OF THE COMPANY

The Company has entered into several agreements with independent third parties to conduct research and development activities on behalf of the Company. Except as described below, none of these agreements are for minimum periods in excess of one year, and are generally cancelable by the Company with advance written notice.

On July 30, 2004, the Company entered into a Development Agreement with a third party to assist the Company in various research and development projects over the 26-month period ending September 30, 2006. Under the Development Agreement, the Company is required to utilize, and the third party has committed to provide research and development assistance valued at approximately $1.25 million. The consideration for these services will include 300,300 shares of the Company's common stock, valued at $1 million, and cash, $250,000 of which was paid upon execution of the Development Agreement. Pursuant to the Development Agreement, the 300,300 shares of common stock were placed in escrow and will be issued to the third party as earned during the contractual period, at which time they will be deemed to be outstanding. The Development Agreement imposes cash penalties upon the third party in the event of nonperformance under the Development Agreement, beyond the forfeiture of any shares of common stock placed in escrow.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

COOPERATION AND LICENSE AGREEMENT

In January 2003, the Company formed Dyadic Nederland B.V. (BV), a Dutch corporation, and entered into a Cooperation and License Agreement with an unrelated third party to cooperate on an exclusive basis in the development, use and marketing of High Throughput Robotic Screening Systems utilizing fungal organisms. Under the Cooperation and License Agreement, the Company and the third party have granted BV worldwide license in and to certain patents and technologies, and BV will make royalty and revenue sharing payments to the Company and the third party on revenue generated from the business. The third party was also granted an option to acquire shares of the Company's common stock beginning on the two-year anniversary of the formation of BV, or earlier in certain circumstances. The number of shares of the Company's common stock available to the third party is equal to 15% of the sum of BV's Business Shareholder's Equity, as defined, divided by $4.50. No shares of the Company's common stock were available under this option as of December 31, 2003.

LITIGATION, CLAIMS AND ASSESSMENTS

In the opinion of management, there are no known pending legal proceedings that would have a material effect on the Company's financial position, results of operations or cash flows.

LEASES

The Company is obligated under a noncancelable operating lease for office space that expires in 2005. The Company also leases certain equipment under noncancelable agreements. Annual minimum payments under these operating leases as of December 31, 2003, are as follows:

     Year ending December 31:
           2004                                          $     131,692
           2005                                                116,593
           2006                                                 11,130
                                                         -----------------
                                                         $     259,415
                                                         =================


Rent expense totaled $180,564 and $120,381 for the years ended December 31, 2003 and 2002, respectively.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company's Hong Kong subsidiary leases a facility in Hong Kong from a minority stockholder of the subsidiary. Rent expense under this arrangement was approximately $23,000 for each of the years ended December 31, 2003 and 2002.

PROTECTION OF PROPRIETARY TECHNOLOGIES

The Company's success is dependent in part on its ability to obtain patents and maintain adequate protection of other intellectual property for the Company's technologies and products in the United States and other countries. If the Company does not adequately protect its intellectual property, competitors may be able to practice its technologies and erode its competitive advantage. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights in these foreign countries. These problems can be caused by, for example, a lack of rules and methods for defending intellectual property rights.

The Company holds 3 issued United States patents, including claims that cover the C1 Expression Technology (a host organism that performs protein expression and related services for laboratory research, clinical trials and commercial production) and 3 PCT Publications. The Company has 57 United States and international patent applications filed. The patent positions of biopharmaceutical and biotechnology companies, including the Company's patent position, are generally uncertain and involve complex legal and factual questions. The Company will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. The Company intends to apply for patents covering both its technologies and products as it deems appropriate. However, existing and future patent applications may be challenged and may not result in issued patents. The Company's existing patents and any future patents it obtains may not be sufficiently broad to prevent others from practicing the Company's technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around the Company's patented technologies. In addition, others may challenge or invalidate the Company's patents, or its patents may fail to provide the Company with any competitive advantages.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company relies upon trade secret protection for its confidential and proprietary information. The Company has taken security measures to protect its proprietary information. These measures may not provide adequate protection for the Company's trade secrets or other proprietary information. The Company seeks to protect its proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose the Company's proprietary information, and the Company may not be able to meaningfully protect its trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to the Company's trade secrets.

The inability of the Company to adequately protect its proprietary technologies could have a material adverse impact on the Company's business, operating results and financial condition.

LITIGATION, OTHER PROCEEDINGS OR THIRD PARTY CLAIMS OF
   INTELLECTUAL PROPERTY INFRINGEMENT

The Company's commercial success is dependent in part on neither infringing patents and proprietary rights of third parties, nor breaching any licenses that the Company has entered into with regard to its technologies and products. Others have filed, and in the future are likely to file, patent applications covering genes or gene fragments that the Company may wish to utilize with the Company's C1 Expression Technology, or products that are similar to products developed with the use of the Company's C1 Expression Technology. If these patent applications result in issued patents and the Company wishes to use the claimed technology, the Company would need to obtain a license from the third party.

Third parties may assert that the Company is employing their proprietary technology without authorization. In addition, third parties may obtain patents in the future and claim that use of the Company's technologies infringes these patents. The Company could incur substantial costs and diversion of management and technical personnel in defending itself against any of these claims or enforcing its patents or other intellectual property rights against others. Furthermore, parties making claims against the Company may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to further develop, commercialize and sell products, and could result in the award of substantial damages against the Company. If a claim of infringement against the Company is successful, the Company may be required to pay damages and obtain one or more licenses from third parties. The Company may not be able to obtain these

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

licenses at a reasonable cost, if at all. In that event, the Company could encounter delays in product commercialization while it attempts to develop alternative methods or products. Defense of any lawsuit or failure to obtain any of these licenses could prevent the Company from commercializing available products.

Further, the taxonomic classification of the Company's C1 host organism was determined using classical morphological methods. More modern taxonomic classification methods have indicated that the Company's C1 host organism will be reclassified as a different genus and species. Some of the possible species that the C1 host could be reclassified as could be the subject of patent rights owned by others. The Company believes, based on its evaluation of the relevant field of science and discussions with our consulting professionals, that any such patent rights would be invalid, and were litigation over the issue to ensue, the Company believes they should prevail. If the Company did not prevail, to settle any such litigation or pre-litigation claims, the Company could be required to enter into a cross-licensing arrangement, pay royalties or be forced to stop commercialization of some of its activities.

The Company does not fully monitor the public disclosures of other companies operating in its industry regarding their technological development efforts. If the Company did evaluate the public disclosures of these companies in connection with their technological development efforts and determined that they violated the Company's intellectual property or other rights, the Company would anticipate taking appropriate action, which could include litigation. However, any action the Company takes could result in substantial costs and diversion of management and technical personnel. Furthermore, the outcome of any action taken by the Company to protect its rights may not be resolved in the Company's favor or may not be resolved for a lengthy period of time.

REAL ESTATE PURCHASE CONTRACT

The Company entered into a real estate purchase contract with F & C Holdings, LLC (Holdings) dated July 31, 2004 (the Commercial Land Purchase And Sale Agreement), pursuant to which Dyadic agreed to purchase an undeveloped 1.13 acre parcel of land (the Site) for $1.0 million by issuing $1.0 million in shares of the Company's common stock (300,300 shares valued at $3.33 per share).

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Site, which is in a planned community known as "Abacoa" located in the Town of Jupiter, Florida (the Town), is viewed by Dyadic as a desirable location for the eventual construction of a 40,000 square foot commercial office biotech research and development building. Holdings shall endeavor in good faith to transfer from the Town's Workplace District to the Site sufficient research and development rights so that the Company may construct a 40,000 square foot commercial office biotech research and development building, so long as (a) the Town allows Holdings to do so; and (b) Holdings obtains the consents of other third party landowners in the Town Center District and Workplace District to the extent required to amend the respective sub-district plans. The closing date shall be within five (5) days following the Development Rights Transfer Date.

In the event Holdings is unable to transfer the development rights as described in the Commercial Land Purchase and Sale Agreement on or before February 21, 2005 (the Development Rights Transfer Date), either party may, upon giving written notice to the other party, terminate this entire transaction and the parties shall have no further obligations thereunder; provided, however, if either party fails to exercise such right of termination, the Company shall be obligated to purchase the Site without Holdings being obligated to assign any development rights.

Dyadic is contemplating locating its corporate offices and research and development facilities at this site for a number of reasons, including its proximity to the temporary research facility of The Scripps Research Institute, its good highway access and certain other factors. Closing of the sale is expected to occur within five days of the Development Rights Transfer, though Dyadic has inspection rights up to December 22, 2004, which entitle it to terminate the Commercial Land Purchase and Sale Agreement in its absolute discretion.

The Commercial Land Purchase and Sale Agreement obligates Dyadic to commence development of the Site within two (2) years following the closing date. During this two-year period, Dyadic is prohibited from re-transferring the Site to any other person other than (i) in connection with a sale of Dyadic, (ii) to an affiliate or (iii) with the approval of Dyadic's Board of Directors (a majority of its independent directors), to the Francisco Trust, the Mark A. Emalfarb Trust and/or any entity that is controlled, directly or indirectly, by Mark A. Emalfarb and/or his family members.

                   Dyadic International, Inc. and Subsidiaries

11.   COMMITMENTS AND CONTINGENCIES (CONTINUED)

If closing occurs and Dyadic has not commenced development of the Site, then Holdings shall, in exchange for the reconveyance Deed, pay the "Reconveyance Purchase Price" equal to the greater of the following: (i) $1.0 million or (ii) the "Market Value" of the shares of the Company's common stock, as defined, determined as of the date of the reconveyance notice from Holdings. The Reconveyance Purchase Price can be paid in all cash, or return of all the shares of the Company's common stock to the Company so long as the Market Value of the shares of the Company's common stock is greater than or equal to $1.0 million, or by combination of shares of the Company's common stock and cash, as determined in the sole and absolute discretion of Holdings.

12.   SEGMENT DATA INFORMATION

Operating segments are defined as components of an enterprise engaging in business activities about which separate financial information is available that is evaluated regularly by the chief operating decision maker or group in deciding how to allocate resources and in assessing performance. Utilizing these criteria, the Company has identified its reportable segments based on the geographical markets they serve, which is consistent with how the Company operates and reports internally.

The Company has three reportable segments: U.S. operations, Hong Kong operations and Netherlands operations. The U.S. reportable segment includes a subsidiary in Poland that is considered auxiliary and integral to the U.S. operations. The accounting policies for the segments are the same as those described in the summary of significant accounting policies. The Company accounts for intersegment sales as if the sales were to third parties, that is, at current market prices. The U. S. operating segment is a developer, manufacturer and distributor of enzyme products, proteins, peptides and other bio-molecules derived from genes, and a collaborative licensor of enabling proprietary technology for the development and manufacturing of biological products and use in research and development. The Hong Kong operating segment is engaged in the manufacturing and distribution of chemical and enzyme products to the textile and pulp and paper industries. The Netherlands operating segment is also a developer of enzyme products, proteins, peptides and other bio-molecules derived from genes and to date has invested solely in research and development activities.

                   Dyadic International, Inc. and Subsidiaries

12.   SEGMENT DATA INFORMATION (CONTINUED)

The  following  table   summarizes  the  Company's   segment  and   geographical
information:


                                                               YEAR ENDED DECEMBER 31, 2003
                                                                  (RESTATED - SEE NOTE 2)
                                   ---------------------------------------------------------------------------------
                                         U.S.        HONG KONG     NETHERLANDS
                                      OPERATING      OPERATING      OPERATING
                                       SEGMENT        SEGMENT        SEGMENT       ELIMINATIONS        TOTALS
                                   ---------------------------------------------------------------------------------
Revenues:
   External customers               $  11,797,545   $  4,982,602   $         -    $          -      $   16,780,147
   Intersegment                           736,409              -             -        (736,409)                  -
                                   ---------------------------------------------------------------------------------
Total revenues                         12,533,954      4,982,602             -        (736,409)         16,780,147

Operating income (loss)                (2,810,526)       244,160      (864,062)        (14,155)         (3,444,583)
Interest income                            65,421             56            35         (52,919)             12,593
Interest expense (a) (b)                3,387,698         62,224       101,364         (52,919)          3,498,367
Depreciation and amortization             175,482         29,156       372,122               -             576,760
Capital expenditures                       29,729         79,864             -               -             109,593
Total assets                           11,000,959      2,924,840       759,462      (2,336,708)         12,348,553

                                                                YEAR ENDED DECEMBER 31, 2002
                                   ---------------------------------------------------------------------------------
                                         U.S.        HONG KONG     NETHERLANDS
                                      OPERATING      OPERATING      OPERATING
                                       SEGMENT      SEGMENT (c)      SEGMENT (d)    ELIMINATIONS        TOTALS
                                   ---------------------------------------------------------------------------------
Revenues:
   External customers               $   7,570,929   $  2,455,807   $         -    $          -      $   10,026,736
   Intersegment                           253,784              -             -        (253,784)                  -
                                   ---------------------------------------------------------------------------------
Total revenues                          7,824,713      2,455,807             -        (253,784)         10,026,736

Operating income (loss)                (4,981,039)       328,898             -         (19,457)         (4,671,598)
Interest income                           212,874             26             -         (24,252)            188,648
Interest expense                          197,687         32,046             -         (24,252)            205,481
Depreciation and amortization             169,080         15,705             -               -             184,785
Capital expenditures                    1,209,341          8,518             -               -           1,217,859
Total assets                           11,741,549      2,568,838             -      (1,544,237)         12,766,150

(a) U.S. operating segment includes amortization of debt issue costs on warrant of $3,195,000.

(b) Interest expense relating to the purchase by the U.S. operating segment of manufacturing equipment is allocated to the Netherlands operating segment.

(c) As more fully described in Notes 2 and 7, the accompanying consolidated statement of operations for the year ended December 31, 2002, includes the results of operations for this segment for the period from July 1, 2002 through December 31, 2002.

(d)   The Netherlands operating segment was formed in January 2003.

                   Dyadic International, Inc. and Subsidiaries

12.   SEGMENT DATA INFORMATION (CONTINUED)

                                                   NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)
                                   ---------------------------------------------------------------------------------
                                        U.S.         HONG KONG     NETHERLANDS
                                      OPERATING      OPERATING      OPERATING
                                       SEGMENT        SEGMENT        SEGMENT       ELIMINATIONS        TOTALS
                                   ---------------------------------------------------------------------------------
Revenues:
   External customers                $  8,292,383   $  4,651,931   $         -    $          -      $  12,944,314
   Intersegment                           633,812              -             -        (633,812)                 -
                                   ---------------------------------------------------------------------------------
Total revenues                          8,926,195      4,651,931             -        (633,812)        12,944,314

Operating income (loss)                (2,645,812)       517,183      (699,820)         (9,266)        (2,837,715)
Total assets                           12,930,992      3,360,260       488,145      (2,200,971)        14,578,426

                                                   NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED)
                                   ---------------------------------------------------------------------------------
                                         U.S.        HONG KONG     NETHERLANDS
                                      OPERATING      OPERATING      OPERATING
                                       SEGMENT        SEGMENT        SEGMENT       ELIMINATIONS        TOTALS
                                   ---------------------------------------------------------------------------------
Revenues:
   External customers                $  7,867,421   $  3,532,292   $         -    $          -     $   11,399,713
   Intersegment                           452,876              -             -        (452,876)                 -
                                   ---------------------------------------------------------------------------------
Total revenues                          8,320,297      3,532,292             -        (452,876)        11,399,713

Operating income (loss)                (2,427,283)       160,001      (622,052)         (4,455)        (2,893,789)
Total assets                           11,328,585      2,916,019       857,067      (2,274,843)        12,826,828

                   Dyadic International, Inc. and Subsidiaries

13.   INCOME TAXES

No provision for United States income taxes has been recognized for the years ended December 31, 2003 and 2002, or for the nine month periods ended September 30, 2004 and 2003 as the Company has incurred operating losses. The Company's operations in Poland, Hong Kong and The Netherlands are subject to income taxes in these jurisdictions. The provisions for income taxes consist of the following:

                                                        YEAR ENDED
                                                       DECEMBER 31

                                                    2003          2002
                                               -----------------------------
         Current:
            U.S.                                 $        --   $        --
            Foreign                                   92,944        43,551

         Deferred:
            U.S.                                          --            --
            Foreign                                       --            --
                                               -----------------------------
                                                 $    92,944   $    43,551
                                               =============================


The components of net income (loss) before income taxes consist of the following:

                                                         YEAR ENDED
                                                         DECEMBER 31

                                                    2003              2002
                                            -----------------------------------
                                                (RESTATED -
                                                SEE NOTE 2)
          U.S.                               $    (6,430,527) $    (5,128,244)
          Hong Kong                                  212,149          282,409
          Other foreign                             (951,900)          69,753
                                            -----------------------------------
                                             $    (7,170,278) $    (4,776,082)
                                            ===================================


The primary differences between the Company's income tax benefit computed at the U.S. statutory rate of 34% and the effective foreign income tax rates of 1.3% and .9% for the years ended December 31, 2003 and 2002, respectively, relate to state income taxes, net of a Federal income tax benefit, the nondeductability of 2003 interest expense relating to the interest expense computed on the value of the Bridge Loan warrants, and to a greater extent, the change in the valuation allowance in the respective periods that results from the Company not recording a deferred income tax benefit for its net operating losses.

                   Dyadic International, Inc. and Subsidiaries

13.   INCOME TAXES (CONTINUED)

Significant components of the Company's deferred tax assets and liabilities consist of the following at December 31, 2003:

         Current assets and liabilities:
           Deferred revenue                                    $        17,218
           Inventory                                                    89,813
           Accrued expenses                                            188,308
           Other items, net                                             17,196
                                                               -----------------
                                                                       312,535

         Non-current assets and liabilities:
           Net operating loss and tax credit carryforwards           3,805,508
           Depreciation and amortization                              (139,643)
                                                               -----------------
         Total noncurrent                                            3,665,865
                                                               -----------------
         Valuation allowance                                        (3,978,400)
                                                               -----------------
         Total deferred tax assets, net                        $             -
                                                               =================


The Company has net operating losses of approximately $10.1 million for United States Federal and State income tax purposes that expire between 2021 and 2023. The amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period.

The Company has provided a 100% valuation allowance on the United States deferred tax assets both at the time the Company converted from an S Corporation to a C Corporation in March 2001, at December 31, 2003 and at September 30, 2004, in order to reduce such deferred tax assets to zero as it is management's belief that realization of such amounts does not meet the deferred tax asset recognition criteria required by accounting principles generally accepted in the United States. Management will review the valuation allowance requirements periodically and make adjustments as warranted.

              Unaudited Pro Forma Consolidated Financial Statements
                               (Introductory Note)

The unaudited pro forma consolidated balance sheet as of September 30, 2004, and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003 give effect to the following transactions on the historical financial statements of Dyadic International, Inc.: the completion of the November 2004 offering and sale of 7,629,204 Investments Units at a purchase price of $3.33 per unit and the purchase of 367,868 Investment Units at $3.33 per unit by the Mark A. Emalfarb Trust and the resultant cancellation of debt owed by the Company to Mark A. Emalfarb Trust, as if those transactions (together, the Transactions) occurred on September 30, 2004, for purposes of the pro forma consolidated balance sheet and on the first day of the respective period for purposes of the pro forma consolidated statements of operations. Historical results of the continuing operations of CCP Worldwide, Inc. are not significant and are therefore not included herein.

As part of the Transactions discussed in the notes to unaudited pro forma consolidated financial statements, the Company completed its merger with a wholly-owned subsidiary of CCP Worldwide, Inc. The accompanying pro forma consolidated statements of operations also reflect the estimated costs of the merger, which will be expensed in accordance with SEC guidance.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and does not purport to represent what the Company's actual results of operations would have been had the Transactions actually been completed on or at the beginning of the indicated periods, and is not indicative of the Company's future results of operations. The unaudited pro forma consolidated financial information should be read in conjunction with the Company's audited consolidated financial statements and notes thereto.

The Company has restated its historical consolidated financial statements as of and for the year ended December 31, 2003, to correct an error in the recording of certain revenue and expenditure transactions denominated in foreign currencies. This error also resulted in the incorrect costing of the Company's inventory as of December 31, 2003. The Company corrected this error in order to properly value inventory as of December 31, 2003, and to properly record certain revenue and expenditure transactions denominated in foreign currencies based on the published exchange rates on the effective dates of the respective transactions.

As a result of these corrections, inventory increased $126,311 with a corresponding decrease in net loss as of and for the year ended December 31, 2003. See Note 2 to the Consolidated Financial Statements for a complete summary and discussion of the restatement.

                           Dyadic International, Inc.

                 Unaudited Pro Forma Consolidated Balance Sheet

                               September 30, 2004

                                                             HISTORICAL                                PRO FORMA
                                                           SEPTEMBER 30,        PRO FORMA            SEPTEMBER 30,
                                                                2004           ADJUSTMENTS                2004
                                                          ----------------- ------------------      -----------------
ASSETS                                                      (Unaudited)                               (Unaudited)
Current assets:
   Cash and cash equivalents                                $  1,753,199      $ 23,249,988     (a)   $  25,003,187
   Accounts receivable, net of allowance of $225,718           3,794,929                                 3,794,929
   Inventory                                                   5,985,242                                 5,985,242
   Prepaid expenses and other current assets                     927,088          (336,187)    (e)         590,901
                                                          ----------------- ------------------      -----------------
Total current assets                                          12,460,458        22,913,801              35,374,259

Fixed assets, net                                                875,723                                   875,723
Intangible assets, net                                           213,335                                   213,335
Goodwill                                                         467,821                                   467,821
Other assets                                                     561,089          (311,423)    (a)         249,666
                                                          ----------------- ------------------      -----------------
Total assets                                                $ 14,578,426      $ 22,602,378           $  37,180,804
                                                          ================= ==================      =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                         $  4,503,502      $   (166,684)    (a)   $   4,336,818
   Accrued expenses                                            1,090,762                                 1,090,762
   Current portion of notes payable to stockholders              222,232                                   222,232
   Income taxes payable                                           91,967                                    91,967
                                                          ----------------- ------------------      -----------------
Total current liabilities                                      5,908,463          (166,684)              5,741,779
                                                          ----------------- ------------------      -----------------

Long-term liabilities:
   Notes payable to stockholders, including accrued
     interest, net of current portion                          6,103,350        (1,225,000)    (b)       4,878,350
   Minority interest                                             149,268                                   149,268
                                                          ----------------- ------------------      -----------------
Total long-term liabilities                                    6,252,618        (1,225,000)              5,027,618
                                                          ----------------- ------------------      -----------------

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $0.0001 par value, 5,000,000 shares
     authorized, no shares issued and outstanding                      -                                         -
   Common stock, $0.001 par value, 100,000,000 shares
     authorized, 13,933,733 shares issued and                                        7,629     (a)
     outstanding (pro forma 21,930,805)                           13,934               368     (b)          21,931
                                                                                23,097,620     (a)
   Additional paid-in capital                                 23,439,541         1,224,632     (b)      47,761,793
   Note receivable from exercise of stock options               (250,000)                                 (250,000)
   Accumulated deficit                                       (20,786,130)         (336,187)    (e)     (21,122,317)
                                                          ----------------- ------------------      -----------------

Total stockholders' equity                                     2,417,345        23,994,062              26,411,407
                                                          ----------------- ------------------      -----------------
Total liabilities and stockholders' equity                  $ 14,578,426      $ 22,602,378           $  37,180,804
                                                          ================= ==================      =================

The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                           Dyadic International, Inc.

            Unaudited Pro Forma Consolidated Statement of Operations

                      Nine Months Ended September 30, 2004

                                                           HISTORICAL                                   PRO FORMA
                                                          NINE MONTHS                                  NINE MONTHS
                                                             ENDED                                        ENDED
                                                         SEPTEMBER 30,        PRO FORMA               SEPTEMBER 30,
                                                              2004           ADJUSTMENTS                   2004
                                                       ------------------- -----------------        -------------------
                                                          (Unaudited)      (Unaudited)
Net sales                                                $   12,944,314                               $   12,944,314
Cost of goods sold                                            9,818,967                                    9,818,967
                                                       ------------------- -----------------        -------------------
Gross profit                                                  3,125,347                                    3,125,347
                                                       ------------------- -----------------        -------------------

Expenses:
   Research and development                                   2,533,531                                    2,533,531
   Sales and marketing                                        1,373,728                                    1,373,728
   General and administrative                                 2,055,803                                    2,055,803
                                                       ------------------- -----------------        -------------------
Total expenses                                                5,963,062                                    5,963,062
                                                       ------------------- -----------------        -------------------

Loss from operations                                         (2,837,715)                                  (2,837,715)
                                                       ------------------- -----------------        -------------------

Other income (expense):
   Interest expense                                            (347,086)           82,688     (d)           (264,398)
   Interest income                                                2,576                                        2,576
   Minority interest                                            (67,088)                                     (67,088)
   Foreign currency exchange losses, net                        (55,752)                                     (55,752)
   Other, net                                                    17,987          (336,187)    (e)           (318,200)
                                                       ------------------- -----------------        -------------------
Total other income (expense)                                   (449,363)         (253,499)                  (702,862)
                                                       ------------------- -----------------        -------------------

Loss before income taxes                                     (3,287,078)         (253,499)                (3,540,577)

Provision for income taxes                                       85,487                                       85,487
                                                       ------------------- -----------------        -------------------
Net loss                                                 $   (3,372,565)     $   (253,499)            $   (3,626,064)
                                                       =================== =================        ===================

Net income (loss) applicable to holders of common
   stock                                                $     7,104,737     $    (253,499)           $     6,851,238
                                                       =================== =================        ===================

Net income (loss) per common share:
     Basic                                              $         0.56                               $          0.33
                                                       ===================                          ===================
     Diluted                                            $        (0.23)                              $         (0.16)
                                                       ===================                          ===================

Weighted average shares and equivalent
  shares used to calculate net income
   (loss) per common share:
     Basic                                                   12,794,096         7,997,072     (f)         20,791,168
                                                       =================== =================        ===================
     Diluted                                                 14,754,768         7,997,072     (f)         22,751,840
                                                       =================== =================        ===================

The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                           Dyadic International, Inc.

            Unaudited Pro Forma Consolidated Statement of Operations

                          Year Ended December 31, 2003

                                                           HISTORICAL
                                                           YEAR ENDED                                   PRO FORMA
                                                          DECEMBER 31,                                  YEAR ENDED
                                                              2003            PRO FORMA                DECEMBER 31,
                                                           (RESTATED)        ADJUSTMENTS                   2003
                                                       ------------------- -----------------        -------------------
                                                                                                        (Unaudited)
Net sales                                                $   16,780,147                               $   16,780,147
Cost of goods sold                                           12,596,925                                   12,596,925
                                                       ------------------- -----------------        -------------------
Gross profit                                                  4,183,222                                    4,183,222
                                                       ------------------- -----------------        -------------------

Expenses:
   Research and development                                   3,571,242                                    3,571,242
   Sales and marketing                                        1,749,023                                    1,749,023
   General and administrative                                 2,307,540                                    2,307,540
                                                       ------------------- -----------------        -------------------
Total expenses                                                7,627,805                                    7,627,805
                                                       ------------------- -----------------        -------------------

Loss from operations                                         (3,444,583)                                  (3,444,583)
                                                       ------------------- -----------------        -------------------

Other income (expense):
   Interest expense                                          (3,498,367)          110,250     (c)         (3,388,117)
   Interest income                                               12,593                                       12,593
   Minority interest                                            (14,297)                                     (14,297)
   Foreign currency exchange losses, net                       (236,200)                                    (236,200)
   Other, net                                                    10,576          (336,187)    (e)           (325,611)
                                                       ------------------- -----------------        -------------------
Total other income (expense)                                 (3,725,695)         (225,937)                (3,951,632)
                                                       ------------------- -----------------        -------------------

Loss before income taxes                                     (7,170,278)         (225,937)                (7,396,215)

Provision for income taxes                                       92,944                                       92,944
                                                       ------------------- -----------------        -------------------
Net loss                                                 $   (7,263,222)     $   (225,937)             $  (7,489,159)
                                                       =================== =================        ===================

Net loss applicable to holders of common stock           $   (8,101,207)     $   (225,937)           $    (8,327,144)
                                                       =================== =================        ===================

Net loss per common share, basic and diluted             $       (0.65)                              $         (0.41)
                                                       ===================                          ===================

Shares used in calculating net loss per share, basic
   and diluted                                               12,460,806         7,997,072     (f)         20,457,878
                                                       =================== =================        ===================

The accompanying notes to unaudited pro forma consolidated financial statements are an integral part of these statements.

                           Dyadic International, Inc.

         Notes to Unaudited Pro Forma Consolidated Financial Statements


1. GENERAL

MERGER, PRIVATE PLACEMENT OF COMMON STOCK AND
   OTHER RELATED TRANSACTIONS

In October and November  2004,  the Company  entered  into and executed  several
contemporaneous  and  related  transactions  (together,   the  Transactions)  as
described below.

Merger

Effective October 29, 2004, the Company entered into an Agreement of Merger and Plan of Reorganization (the Merger) with CCP Worldwide, Inc., a public reporting company, and its wholly-owned subsidiary, CCP Acquisition Corp. As a result of the Merger, CCP Acquisition Corp. was merged with and into the Company, with the Company being the surviving corporation, and the Company changed its name to Dyadic International (USA), Inc. In turn, CCP Worldwide, Inc. changed its name to Dyadic International, Inc., and stockholders of the Company received, in exchange for Company shares, shares of CCP Worldwide, Inc. on a one-for-one basis. Concurrently, the Company's officers and directors became the officers and directors of the merged, reorganized entity. A total of 12,580,895 shares of common stock were exchanged in the merger, including the 300,300 shares placed in escrow in accordance with a Development Agreement. The Company's pre Merger obligations to contingently issue common shares in accordance with a real estate acquisition agreement, employee stock options, nonemployee options and warrants and convertible debt instruments were also assumed.

The Company has recorded the Merger as the issuance of stock for the net monetary assets of CCP Worldwide, Inc. (which were nil), accompanied by a recapitalization. This accounting is identical to that resulting from a reverse acquisition, except that no goodwill or other intangible assets are recorded. A total of 1,653,138 shares of common stock, representing the aggregate number of shares held by stockholders of CCP Worldwide, Inc. immediately prior to the Merger, have been retroactively reflected as outstanding for all periods presented in the accompanying historical consolidated financial statements. Additionally, the accompanying historical consolidated financial statements retroactively reflect the authorized capital stock of CCP Worldwide, Inc. and the resultant change from no par to $0.001 par value on the Company's common stock.

                           Dyadic International, Inc.

         Notes to Unaudited Pro Forma Consolidated Financial Statements


1. GENERAL (CONTINUED)

As part of the Transactions, and immediately prior to the Merger, CCP Worldwide, Inc. disposed of its only operating subsidiary as part of a Split-off Agreement between CCP Worldwide, Inc., its operating subsidiary, the Company and a former member of the board of directors of CCP Worldwide, Inc.

As a result of the Merger and the Split-off Agreement, the only business operations of the newly formed Dyadic International, Inc., formerly CCP Worldwide, Inc., are the operations of the Company.

Private Placement

In November 2004, in accordance with Subscription Agreements and a Private Offering Memorandum (the October Offering) dated October 2004, the Company sold 7,629,204 Investment Units, realizing gross proceeds of approximately $25,405,000. An Investment Unit consists of one share of the Company's common stock and one five-year callable warrant to purchase one share of the Company's common stock at $5.50 per share for every two Investment Units purchased. Accordingly, 3,814,602 warrants to purchase the Company's common stock were issued to participants in the October Offering. Concurrently, the Company issued 711,050 warrants to purchase the Company's common stock at $5.50 per share to participants in an Offering completed in July 2004, as well as 247,730 warrants to purchase the Company's common stock at $5.50 per share and 495,460 warrants to purchase the Company's common stock at $3.33 per share, both to placement agents in the October Offering.

Cancellation of Indebtedness

Ancillary to the Merger and October Offering, in November 2004, 367,868 Investment Units were sold to Mark A. Emalfarb through the Mark A. Emalfarb Trust in exchange for cancellation of the Company's note payable to the Mark A. Emalfarb Trust with a balance of $1,225,000.

                           Dyadic International, Inc.

         Notes to Unaudited Pro Forma Consolidated Financial Statements


1. GENERAL (CONTINUED)

The pro forma adjustments give effect to the Transactions and the cancellation of indebtedness, on the Company's historical September 30, 2004 consolidated balance sheet and on the Company's historical statement of operations for the nine months ended September 30, 2004 and for the year ended December 31, 2003, as if the Transactions had occurred on September 30, 2004, for purposes of the pro forma consolidated balance sheet and on the first day of the respective period for purposes of the pro forma consolidated statements of operations. Historical results of the continuing operations of CCP Worldwide, Inc., are not included in the accompanying unaudited pro forma consolidated financial statements as they were insignificant.

2. PRO FORMA ADJUSTMENTS

Adjustments to the accompanying unaudited pro forma consolidated financial statements are as follows:

(a) Reflects the proceeds from the sale of 7,629,204 Investment Units and issuances of common stock in the October Offering, net of estimated expenses (placement agent commission, legal and accounting fees, etc.) of approximately $2.3 million. Of the total estimated expenses, approximately $167,000 are included in accounts payable and approximately $311,000 are in other assets in the accompanying historical September 30, 2004 consolidated balance sheet.

(b) Reflects the reduction in debt, sale of 367,868 Investment Units and issuance of common stock resulting from the sale of Investment Units to Mark A. Emalfarb and cancellation of indebtedness to the Mark A. Emalfarb Trust.

(c)        Reflects   reduction  of  2003  interest   expense  relating  to  the
           cancellation of Mark A. Emalfarb Trust indebtedness.

(d)        Reflects   reduction  of  2004  interest   expense  relating  to  the
           cancellation of Mark A. Emalfarb Trust indebtedness.

(e) Represents estimated expenses related to the Merger, which are included in prepaid expenses and other current assets in the accompanying historical September 30, 2004 consolidated balance sheet.

(f) Represents common shares issued in the October Offering and the common shares issued to Mark A. Emalfarb Trust as described in (a) and (b), respectively.

      (C)   EXHIBITS.

         The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:


      EXHIBIT NUMBER               DESCRIPTION OF EXHIBIT

         2.1 Agreement of Merger and Plan of Reorganization dated as of September 28, 2004 by and among Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), Dyadic International, Inc. (f/k/a CCP Worldwide, Inc.) and CCP Acquisition Corp. (incorporated by reference from Form 8-K Current Report filed September 30, 2004)

         *2.2 Split-Off Agreement dated September 28, 2004, by and among Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), Dyadic International, Inc. (f/k/a CCP Worldwide, Inc.) and Custom Craft Packaging, Inc.

         *3.1     Restated Certificate of Incorporation

         *3.2     Amended and Restated Bylaws

         *4.1     Form of Common Stock Certificate

         *4.2     Form of $5.50 Common Stock Purchase Warrant

         *4.3 Form of $3.33 Common Stock Purchase Warrants issued to Placement Agents

         *4.4     Form of Bridge Loan Warrants

         *4.5 Form of Stock Option representing aggregate right to purchase 65,000 shares of Common Stock

         **10.1 Cooperation and License Agreement dated August 12, 2003 between Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.) and TNO Nutrition and Food Research Institute

         **10.2 Development Agreement dated July 30, 2004 between Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.) and Bio-Technical Resources Division of Arkion Life Sciences LLC

         *10.3 Commercial Land Purchase and Sale Agreement dated July 31, 2004 between Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.) and F&C Holdings, LLC

      EXHIBIT NUMBER               DESCRIPTION OF EXHIBIT

         *10.4 Investors' Rights Agreement dated March 24, 2004 among the Mark A. Emalfarb Trust, the Francisco Trust, Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.) and other shareholders, as amended and assumed by Registrant

         *10.5 Employment Agreement dated April 1, 2001 between Mark A. Emalfarb and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as assumed by Registrant

         *10.6 Employment Agreement dated May 26, 2000 between Ratnesh (Ray) Chandra and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as assumed by Registrant

         *10.7.1 Confidential Information, Inventions Assignment and Non-Compete Agreement dated May 21, 2001 between Mark Emalfarb and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as assumed by Registrant

         *10.7.2 Confidential Information, Inventions Assignment and Non-Compete Agreement dated May 21, 2001 between Ray Chandra and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as assumed by Registrant

         *10.7.3 Confidential Information, Inventions Assignment and Non-Compete Agreement dated May 21, 2001 between Kent Sproat and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as assumed by Registrant

         *10.7.4 Confidential Information, Inventions Assignment and Non-Compete Agreement dated September 4, 2001 between Richard Burlingame, Ph.D. and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as assumed by Registrant

         *10.7.5 Confidential Information, Inventions Assignment and Non-Compete Agreement dated March 27, 2003 between Thomas Bailey and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as assumed by Registrant

         *10.7.6 Confidential Information, Inventions Assignment and Non-Compete Agreement dated May 21, 2001 between Alexander (Sasha) Bondar and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as assumed by Registrant

      EXHIBIT NUMBER               DESCRIPTION OF EXHIBIT

         *10.8.1  Indemnification  Agreement  dated August 19, 2001 between Mark
                  A. Emalfarb and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as assumed by Registrant

         *10.8.2  Indemnification   Agreement  dated  August  19,  2001  between
                  Stephen J. Warner and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as assumed by Registrant

         *10.9 Dyadic International, Inc. 2001 Equity Compensation Plan, as amended and assumed by Registrant

         *10.10 Subordinated Promissory Note dated May 30, 2001 made by Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as amended, payable to the order of the Mark A. Emalfarb Trust in the original principal amount of $750,766, as assumed by Registrant

         *10.11 Subordinated Promissory Note dated May 30, 2001 made by Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as amended, payable to the order of the Francisco Trust in the original principal amount of $664,838, as assumed by Registrant

         *10.12   Revolving Note dated May 29, 2003 made by Dyadic International
                  (USA), Inc. (f/k/a Dyadic International, Inc.), as amended, payable to the order of the Mark A. Emalfarb Trust in the original principal amount of $3,000,000, as assumed by Registrant

         *10.13 Security Agreement dated May 29, 2003, between the Mark A. Emalfarb Trust and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as amended

         *10.14 Inducement and Amending Agreement dated August 19, 2004 among the Mark A. Emalfarb Trust, the Francisco Trust and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.)

      EXHIBIT NUMBER               DESCRIPTION OF EXHIBIT

         **10.15 Contract Manufacturing Agreement dated October 27, 1999 between Polfa Tarchomin, SA and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), as amended by Amendments dated May 8, 2000 and February 10, 2004 and letters dated February 11, 2004

         *10.16 Indemnification and Escrow Agreement dated September 28, 2004 among Vitel Ventures, Mark Tompkins, Registrant and Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.)

         *10.17 Form of Subscription Agreement from investors in private placement Offering

         **10.18  Agreement  dated  October  21,  1998 among  Geneva  Investment
                  Holdings Limited, a wholly-owned subsidiary of Dyadic International (USA), Inc. (f/k/a Dyadic International, Inc.), Robert B. Smeaton and Raymond Chih Chung Kwong, as amended by Agreements dated January 17, 2000 and July 8, 2002

         *10.19 Lock-Up Agreements from each of the Mark A. Emalfarb Trust and Mark A. Emalfarb; the Francisco Trust; Mark Tompkins and IVC Group; Ratnash Chandra; Richard Burlingame; Rufus Gardner; Kent Sproat; Thomas Bailey; and Alexander Bondar

         *21      List of Subsidiaries


----------
*    Previously filed.

**   Previously filed and confidential treatment requested.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  DYADIC INTERNATIONAL, INC.



Date:  December 29, 2004          By: /s/ Mark A. Emalfarb
                                      -----------------------------------------
                                  Name:   Mark A. Emalfarb
                                  Title:  President and Chief Executive Officer